EXECUTION COPY

ASSET PURCHASE AGREEMENT

By and Between

FOAMEX INTERNATIONAL INC., FOAMEX L.P. AND FMXI, LLC

And

THE OTHER ENTITIES IDENTIFIED HEREIN,

as Selling Subsidiaries of Foamex International Inc.

And

MP FOAM DIP LLC,

as Purchaser

Dated as of March 25, 2009

Page

ARTICLE I	CERTAIN DEFINITIONS	1
Section 1.1	Certain Definitions	1
Section 1.2	Headings; Table of Contents	17
Section 1.3	Singular, plural, gender	18
Section 1.4	Schedules	18
Section 1.5	Information	18
Section 1.6	Interpretation	18
ARTICLE II	PURCHASED SALE OF ASSETS; ASSUMPTION OF LIABILITIES 19
Section 2.1	Purchase and Sale of Assets	19
Section 2.2	Excluded Assets	20
Section 2.3	Assumed Liabilities	21
Section 2.4	Excluded Liabilities	21
Section 2.5	Contract Designation Rights	22
Section 2.6	Transferred Benefit Plans	24
ARTICLE III	PURCHASE PRICE	25
Section 3.1	Deposit	25
Section 3.2	Closing Escrow Agreement	25
Section 3.3	Purchase Price	25
Section 3.4	Purchase Price Adjustment	26
Section 3.5	Allocation of Purchase Price	27
Section 3.6	Section 22 Canadian Tax Election	27
Section 3.7	GST and QST Elections	27
Section 3.8	Subsection 20(24) Canadian Tax Election	27
Section 3.9	HL Fees, Seller Professional Fees and Wind-Down Amount	28
ARTICLE IV	CLOSING	29
Section 4.1	The Closing	29
Section 4.2	Deliveries at the Closing	29
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE SELLERS	31
Section 5.1	Organization, Standing and Corporate Power	31
Section 5.2	Subsidiaries and Joint Ventures	31
Section 5.3	Authority; Noncontravention	31
Section 5.4	SEC Documents; Financial Statements	32

-i-

(continued)

Page

Section 5.5	Absence of Certain Changes or Events	33
Section 5.6	Real Properties	33
Section 5.7	Tangible Personal Property	35
Section 5.8	Intellectual Property	36
Section 5.9	Litigation	36
Section 5.10	Material Contracts; Debt Instruments	37
Section 5.11	Employees; Labor Matters	38
Section 5.12	Benefits Plans and ERISA Compliance	39
Section 5.13	Licenses	42
Section 5.14	Restrictions on Business Activities	42
Section 5.15	[Reserved]	43
Section 5.16	Insurance	43
Section 5.17	Environmental Matters	43
Section 5.18	No Brokers	44
Section 5.19	Taxes	44
Section 5.20	Regulated Entities	46
Section 5.21	No Other Representations	46
ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF PURCHASER	46
Section 6.1	Corporate Existence and Qualification	46
Section 6.2	Corporate Power, Authorization, Enforceable Obligations	46
Section 6.3	Consents and Approvals	46
Section 6.4	Financial Ability; Purchaser DIP Claim	46
Section 6.5	Investment Intention	47
Section 6.6	No Brokers	47
Section 6.7	No Plan Assets	47
Section 6.8	Investigation by Purchaser	47
Section 6.9	Warranties Exclusive	47
Section 6.10	Taxes	47
ARTICLE VII	COVENANTS	48
Section 7.1	Conduct of Business Pending Closing	48
Section 7.2	Access to Information	50
Section 7.3	Consents	50

-ii-

(continued)

Page

Section 7.4	[Reserved]	50
Section 7.5	Further Assurances	50
Section 7.6	Bankruptcy Covenants	50
Section 7.7	Employment	52
Section 7.8	[Reserved]	55
Section 7.9	[Reserved]	55
Section 7.10	Mexican APA Assets	55
Section 7.11	HSR Act Filings; Reasonable Efforts; Notification	56
Section 7.12	Termination of Tax Sharing Agreements	57
Section 7.13	Use of Name	57
Section 7.14	Letters of Credit	58
ARTICLE VIII	TAX MATTERS	58
Section 8.1	Transaction Taxes	58
Section 8.2	Tax Characterization	58
Section 8.3	Purchased Joint Ventures and Purchased Subsidiaries Taxes and Tax Returns 58
Section 8.4	Straddle Period Returns	58
Section 8.5	Cooperation on Tax Returns and Tax Proceedings	58
ARTICLE IX	CONDITIONS	59
Section 9.1	Conditions to Each Party's Obligations	59
Section 9.2	Conditions to the Obligations of Purchaser	59
Section 9.3	Conditions to the Obligations of Sellers	60
ARTICLE X	TERMINATION PROCEDURES	61
Section 10.1	Termination	61
Section 10.2	Fees and Expenses	62
ARTICLE XI	NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND CERTAIN
COVENANTS	63
Section 11.1	No Survival of Representations and Warranties and Certain Covenants 63
ARTICLE XII	MISCELLANEOUS	64
Section 12.1	Governing Law	64
Section 12.2	Jurisdiction; Forum; Service of Process; Waiver of Jury 64
Section 12.3	Successors and Assigns	64

-iii-

(continued)

Page

Section 12.4	Entire Agreement; Amendment	64
Section 12.5	Notices	65
Section 12.6	Delays or Omissions	66
Section 12.7	Counterparts	66
Section 12.8	Severability	66
Section 12.9	Titles and Subtitles	66
Section 12.10	No Public Announcement	66
Section 12.11	Interpretation	67
Section 12.12	Action by Sellers	67
Section 12.13	Third Party Beneficiaries	67

-iv-

EXHIBIT AND SCHEDULE INDEX

Exhibit A	FORM OF APPROVAL ORDER
Exhibit B	FORM OF BIDDING PROCEDURES
Exhibit C	FORM OF SALE ORDER
Exhibit D	FORM OF DEPOSIT ESCROW AGREEMENT
Exhibit E	FORM OF CLOSING ESCROW AGREEMENT
Exhibit F	FORM OF DIP CLAIM ASSIGNMENT AGREEMENT

-v-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of March 25, 2009, is made by and among MP Foam DIP LLC, a Delaware limited liability company("Purchaser"), and Foamex International Inc., a Delaware corporation ("Foamex Inc."), Foamex L.P., a Delaware limited partnership ("Foamex"), FMXI, LLC, a Delaware limited liability company ("FMXI", together with Foamex Inc. and Foamex, the "Seller Parents"), Foamex Latin America, Inc., a Delaware corporation ("Foamex Latin America"), Foamex Asia, Inc., a Delaware corporation ("Foamex Asia"), Foamex Carpet Cushion LLC, a Delaware limited liability company ("Foamex Carpet"), Foamex Mexico, Inc., a Delawarecorporation ("Foamex Mexico") and Foamex Canada Inc., a Canadian corporation ("Foamex Canada") (each a "Selling Subsidiary", and collectively the "Selling Subsidiaries", and together with the Seller Parents, "Sellers").

WHEREAS, on February 18, 2009 (the "Petition Date"), Sellers commenced voluntary cases under chapter 11 of title 11, United States Code, 11 U.S.C. 101 et seq. (the "Bankruptcy Code"), in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), which cases are being jointly administered under Chapter 11 Case No. 09-10560 (the "Bankruptcy Case"), and such Bankruptcy Case has been recognized as a "foreign proceeding" by the Canadian Court in the Canadian Proceedings;

WHEREAS, Sellers continue to operate their businesses and manage their properties as debtors and debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, Purchaser desires to purchase and assume from Sellers, and Sellers desire to sell and transfer to Purchaser, pursuant to sections 363 and 365 of the Bankruptcy Code, all of the Purchased Assets and Assumed Liabilities on the terms and subject to the conditions set forth in this Agreement (the "Sale").

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1       Certain Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

"Accounting Firm" has the meaning set forth in Section_3.3(d)(ii).

"Accounts Receivables" means as of the Closing Date, all accounts receivables, trade receivables, notes receivables, and other miscellaneous receivables, whether current or overdue, of any Seller or Purchased Subsidiary.

"Action" means any complaint, claim, charge, prosecution, indictment, action, suit, arbitration, audit, hearing, litigation, inquiry, investigation or proceeding (whether civil, criminal, administrative, investigative or informal) commenced, brought or asserted by any Person or group of Persons or Governmental Authority or conducted or heard by or before any Governmental Authority or any arbitration tribunal.

"Affiliate" of any Person means any other Person who either directly or indirectly through one or more intermediaries is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, partnership interests or by contract, assignment, credit arrangement, as trustee or executor, or otherwise, and the terms "controls," "controlling" and "controlled by" shall have correlative meanings. With respect to Purchaser, the term "Affiliate" shall also include its respective managers or members or similar Persons, and any other entity controlled by the same managers or members or similar Persons as Purchaser (as the case may be), provided that such term shall not include any portfolio companies or managed accounts.

"Agreement" has the meaning set forth in the Preamble.

"Alternative Transaction" means (a) the sale (whether by stock sale, merger, consolidation or otherwise) of all or a substantial portion of the Equity Securities of Sellers, (b) the sale of all or a substantial portion of the Purchased Assets pursuant to the Bidding Procedures to any Person other than Purchaser or its Affiliates or (c) a transaction or series of transactions independent of and not in compliance with the Bidding Procedures involving the sale or transfer of all or a substantial portion of the Purchased Assets to a Person other than Purchaser or its Affiliates, excluding the sale of Inventory in the ordinary course of business consistent with past practice.

"APBO" has the meaning set forth in Section 5.12(j).

"Approval Motion" has the meaning set forth in Section_7.6(b).

"Approval Order" shall mean an order approving, among other things, (a) the Bidding Procedures, (b) the right of Purchaser to credit bid the Purchaser DIP Claim (in part or in whole) towards the Purchase Price (to the extent permissible under section 363(k) of the Bankruptcy Code) and (c) the Bidding Incentives, substantially in the form attached hereto as Exhibit A.

"Approval Order Recognition Order" shall mean an order of the Canadian Court recognizing the Approval Order.

"Assumed Liabilities" has the meaning set forth in Section_2.3.

"Auction" has the meaning set forth in the Bidding Procedures.

"Avoidance Actions" means any and all actual or potential actions to avoid a transfer of property or an obligation incurred by the Seller pursuant to any applicable section of the Bankruptcy Code, including sections 544, 545, 547, 548, 549, 550, 551, 553(b), and 724(a) of the Bankruptcy Code.

"Bankruptcy Case" has the meaning set forth in the Recitals.

"Bankruptcy Code" has the meaning set forth in the Recitals.

"Bankruptcy Court" has the meaning set forth in the Recitals.

"Benefit Plan Liabilities" shall have the meaning set forth in Section_2.3(g) hereof.

"Benefit Plans" means, collectively, any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, retirement, vacation, severance, pay in lieu of notice, change-of-control, disability, death benefit, hospitalization, medical, worker's compensation, supplementary unemployment benefits, or other plan, arrangement, program or practice (whether or not written) or any employment agreement providing compensation or benefits to any current or former employee, officer, director or independent contractor of Sellers, Purchased Subsidiaries or any beneficiary thereof or entered into, maintained or contributed to, as the case may be, by Sellers, any Purchased Subsidiaries or with respect to which any of Sellers, any Purchased Subsidiaries have or could have any obligation or liability other than government sponsored workers compensation, pension, health insurance, parental insurance, prescription drugs, and employment insurance plans, including, (i) any "employee welfare benefit plan" (as defined in Section 3(2) of ERISA), whether or not terminated and (ii) "employee pension benefit plan" (as defined in Section 3(1) of ERISA), whether or not terminated.

"BIA" has the meaning set forth in Section 10.1(f).

"Bidding Incentives" means, collectively, the Break-Up Fee and the Reimbursable Expenses.

"Bidding Procedures" means those bidding procedures set forth on Exhibit B hereof.

"Books and Records" means all books, records, data, and files (in any form or medium, including computerized or electronic) of the Business or of Sellers or the Purchased Subsidiaries, including (i) all books and records of account and other financial records; (ii) all catalogues, brochures, advertising materials, forms of purchase orders, sales orders and invoices and similar sales or marketing materials; (iii) all price lists, customer lists, supplier lists, mailing lists and credit records; (iv) all manuals pertaining to software, products, operations, research, development or maintenance; (v) all records or lists pertaining to supply, production or distribution; (vi) all engineering reports and studies, industrial hygiene surveys, medical monitoring records, permitting documents, environmental reports and studies, surveys, engineering, construction and design schematics, plans and drawings, site plans, maps, blueprints, title reports, title abstracts, title commitments and title policies (including copies of documents relating to exceptions contained therein), zoning/use restriction rulings or certifications, appraisals, bills, invoices or receipts relating to any Taxes and vesting deeds relating to the Real Estate; (vii) all operating records and operating, safety and maintenance manuals; and (viii) all personnel files of all employees other than Excluded Employees in each case, to the extent relating to the Business.

"Break-Up Fee" means $2,000,000.

"Business" means the business of the Sellers and the Purchased Subsidiaries of manufacturing and distributing flexible polyurethane and advanced polymer foam products.

"Business Day" shall have the meaning provided in the Bankruptcy Code.

"Canadian Court" means the Quebec Superior Court (Commercial Division) or, such other court of competent jurisdiction in Canada administering the Canadian Proceedings.

"CCAA" means the Companies' Creditors Arrangement Act, R.S.C. 1985, c.C-36, as heretofore or hereafter amended.

"Canadian Proceedings" means the proceedings commenced by the Sellers in the Canadian Court on March 3, 2009 to recognize the Bankruptcy Case as a "foreign proceeding" pursuant to Section 18.6 of the CCAA.

"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et_seq.)

"Closing" has the meaning set forth in Section_4.1.

"Closing Date" has the meaning set forth in Section_4.1.

"Closing Escrow Agreement" means that certain closing escrow agreement, dated as of the Closing Date, by and among the Escrow Agent, Sellers and Purchaser, substantially in the form attached hereto as Exhibit E.

"Closing Statement" has the meaning set forth in Section_3.3(d).

"Collective Bargaining Agreements" means all the collective bargaining agreements between any Seller or any Purchased Subsidiary and any labor union or other representative of current employees of any Seller or any Purchased Subsidiary (including material local agreements, amendments, supplements, letters and memoranda of understanding of any kind), each as listed in Section 5.10(a) of the Seller Disclosure Schedule, save and except for the Mexican Collective Bargaining Agreements.

"Confidentiality Agreement" means the confidentiality agreement dated March 27, 2008, between MatlinPatterson Global Advisers LLC and Foamex, as may be amended, modified or supplemented by the parties thereto.

"Consent" means any consent, approval, franchise, order, License, Permit, waiver or authorization, or registration, declaration or filing with or exemption, notice, application, or certification, including all Regulatory Approvals.

"Contract" means any contract, purchase order, lease or sublease, License or sublicense, agreement to settle litigation or claims, or other agreement or instrument, including, but not limited to, the Leases and any agreement or any contract related to the use, ownership or operation of the Owned Real Estate.

"Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, and (iii) Sections 412 and 4971 of the IRC.

"Copyright Licenses" means any written agreement naming a Seller or a Purchased Subsidiary as licensor or licensee, granting any right under any Copyright.

"Copyrights" means all of the following now owned or hereafter adopted or acquired by any Seller or Purchased Subsidiary: (a) all copyrights (whether registered or unregistered), all registrations thereof; and all applications in connection therewith, including all registrations, and applications in the United States Copyright Office, the Canadian Intellectual Property Office or in any similar office or agency of any other country or any political subdivision thereof, and (b) all extensions or renewals thereof. “Copyrights” expressly excludes copyrights in commercially available computer software licensed under a shrink wrap, click wrap or other similar commercial license.

"Cure Costs" means all cash amounts that, pursuant to section 365 of the Bankruptcy Code, will be required to be paid as of the Closing Date to cure any monetary defaults on the part of Sellers under the Purchased Contracts, in each case to the extent such Contract was entered into prior to the commencement of the Bankruptcy Cases and as a prerequisite to the assumption of such Purchased

Contracts under section 365 of the Bankruptcy Code; provided, however, in the case of any Contract, such Contract is executory and, in the case of any Lease, such Lease is unexpired.

"Current Assets"means the consolidated current Purchased Assets, as determined in accordance with GAAP on the basis of the same accounting principles, policies, methods and procedures, consistently applied, as those used in the Unaudited Financial Statements, but in any event consisting of and limited to the accounts identified as “Current Assets” (and sub-accounts of such accounts which have projected balances as of May 2009) in the illustrative calculation of Working Capital set forth in Section 1.1(a) of the Seller Disclosure Schedule, including (i) Accounts Receivable (net of reserves for doubtful accounts), (ii) Inventories (net of obsolete, excess or discontinued inventory), and (iii) other current Purchased Assets, but excluding (x) any current Tax assets and (y) any assets that would be Excluded Assets if the measurement date were the Closing Date.

"Current Liabilities" means (a) the consolidated current Assumed Liabilities, as determined in accordance with GAAP on the basis of the same accounting principles, policies, methods and procedures, consistently applied, as those used in the Unaudited Financial Statements, but in any event consisting of and limited to the accounts identified as “Current Liabilities” (and sub-accounts of such accounts which have projected balances as of May 2009) in the illustrative calculation of Working Capital set forth in Section 1.1(a) of the Seller Disclosure Schedule, including (i) trade accounts payable and (ii) any other current Assumed Liabilities, but in any event including Cure Costs and any settlement payments to be made in connection with the Closing, but excluding (x) any current Tax Liabilities and (y) any liabilities that would be Excluded Liabilities if the measurement date were the Closing Date plus (b) the estimated or actual Tax Amount, determined as of the relevant date.

"Deposit Amount" has the meaning set forth in Section_3.1.

"Deposit Escrow Agreement" means that certain deposit escrow agreement, dated as of the date hereof, by and among the Escrow Agent, Sellers and Purchaser, in the form attached hereto as Exhibit D.

"DIP Claim Assignment Agreement" means that certain DIP Claim Assignment Agreement, dated as of the Closing Date, by and among the Sellers and the DIP Lender attached hereto as Exhibit F.

"DIP Financing" means the senior secured superpriority debtor in possession term loan and letter of credit facility in an aggregate principal amount up to $95,000,000, as amended, modified or otherwise in effect from time to time, provided to Sellers by the DIP Lender, as approved by the DIP Order.

"DIP Lender" means MP Foam DIP LLC, a Delaware limited liability company, in its capacity as lender under the DIP Loan Agreement.

"DIP Loan Agreement" means the Debtor-in-Possession Credit Agreement, dated as of February 24, 2009, among Foamex, as borrower, Foamex Inc., FMXI, Foamex Latin America, Foamex Asia, Foamex Carpet, Foamex Mexico and Foamex Canada, as guarantors, the lenders thereunder and Bank of America, N.A. as agent, as amended, modified supplemented or restated from time to time.

"DIP Order" means the Final Order Authorizing Post Petition Financing, entered by the Bankruptcy Court on March 18, 2009, and recognized by the Canadian Court in the Canadian Proceedings.

"Employees" has the meaning set forth in Section 5.11(a).

"Environmental Laws" means all federal, state, provincial, local and foreign administrative, civil and criminal laws, Permits, statutes, ordinances, codes, rules, standards, decrees, injunctions, directives and regulations, and any legally binding judicial or administrative interpretation thereof including any applicable judicial or administrative order, consent decree, order or judgment and all common and civil law theories (at law or in equity), arising from or relating to pollution, protection, remediation or preservation of human health and safety, the environment, or natural resources, including the regulation of discharges, Releases or threatened Releases of noxious odors or any Hazardous Substances into ambient air, water or land, or otherwise relating to the manufacture, processing, generation, distribution, use, importation, treatment, storage, disposal, cleanup, transport or handling of Hazardous Substances. Environmental Laws include CERCLA; the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, provincial, local and foreign counterparts or equivalents and any transfer of ownership environmental notification or approval statutes.

"Environmental Liability" means any direct, indirect, pending or threatened indebtedness, liability, claim, loss, damage, fine, penalty, cost, expense, deficiency or responsibility, whether known or unknown, arising under or relating to any Environmental Law, Environmental Permit, or Release, whether based on negligence, strict liability or otherwise, including costs and liabilities for investigation, removal, remediation, restoration, abatement, monitoring, personal injury, property damage, natural resource damages, court costs, and reasonable attorneys' fees.

"Environmental Permit" means all Consents issued or granted by any public or private entity or Person pursuant to or in relation to Environmental Law or Releases of Hazardous Substances.

"Equity Securities" means (i) with respect to any corporation, all shares, interests, participations or other equivalents of capital stock of such corporation (however designated), and any warrants, options or other rights to purchase or acquire any such capital stock and any securities convertible into or exchangeable or exercisable for any such capital stock, (ii) with respect to any partnership, all partnership interests, participations or other equivalents of partnership interests of such partnership (however designated), and any warrants, options or other rights to purchase or acquire any such partnership interests and any securities convertible into or exchangeable or exercisable for any such partnership interests and (iii) with respect to any limited liability company, all membership interests, participations or other equivalents of membership interests of such limited liability company (however designated), and any warrants, options or other rights to purchase or acquire any such membership interests and any securities convertible into or exchangeable or exercisable for any such membership interests.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, and any regulations promulgated thereunder.

"ERISA Affiliate" shall mean any corporation, trade, business or entity under common control with any of Sellers or any Purchased Subsidiary within the meaning of Section 414(b), (c), (m), or (o) of the IRC or Section 4001 of ERISA.

"Escrow Agent" means Wilmington Trust Company.

"Escrow Amount" means $5,000,000.

"Estimated Cash Purchase Price" has the meaning set forth in Section_3.3(a).

"Estimated Working Capital" has the meaning given in Section_3.3(c).

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

"Excluded Assets" has the meaning set forth in Section_2.2.

"Excluded Liabilities" has the meaning set forth in Section_2.4.

"Excluded Employees" has the meaning set forth in Section_2.4(d).

"Final Cash Purchase Price" has the meaning set forth in Section_3.3(b).

"Final Order" means any order, ruling or judgment of the Bankruptcy Court, the Canadian Court, or any other court of competent jurisdiction, as to which the time to file an appeal, a motion for rehearing or a petition for writ of certiorari has expired and no such appeal, motion or petition is pending.

"Final Working Capital" has the meaning set forth in Section_3.3(d).

"Financial Statements" means the consolidated balance sheets, statements of operations and statements of cash flows of Foamex Inc. and subsidiaries included in the SEC Documents.

"Foamex" has the meaning set forth in the Preamble.

"Foamex Asia" has the meaning set forth in the Preamble.

"Foamex Canada" has the meaning set forth in the Preamble.

"Foamex Carpet" has the meaning set forth in the Preamble.

"Foamex Inc." has the meaning set forth in the Preamble.

"Foamex Latin America" has the meaning set forth in the Preamble.

"Foamex Mexico" has the meaning set forth in the Preamble.

"FMXI" has the meaning set forth in the Preamble.

"Fundamental Documents" means the documents of a Person (other than a natural person) by which such Person establishes its legal existence or which govern its internal corporate affairs. For example, the Fundamental Documents of a corporation would be its charter and bylaws and the Fundamental Documents of a limited liability company would be its certificate of formation and operating agreement.

"GAAP" means generally accepted accounting principles in the United States.

"General Intangibles" means all intangible assets now owned or hereafter acquired by any Seller or any Purchased Subsidiary, including all right, title and interest that such Seller may now or hereafter have in or under any Contract, all payment intangibles, rights in customer lists, Intellectual Property, interest in business associations, Licenses, permits, proprietary or confidential information, technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, rights in models, rights in drawings, goodwill, all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life and business interruption insurance, and all unearned premiums), uncertificated securities, checking and other bank accounts, rights to receive Tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Equity Securities and investment property, and rights of indemnification.

"Governmental Authority" shall mean any (a) nation, state, province, tribal, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, provincial, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any government agency, ministry, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"GST" has the meaning set forth in Section 3.7.

"Hazardous Substance" means any substance, material or waste that is regulated by, or forms the basis of liability under, any Environmental Laws, including, but not limited to, any material or substance that is (a) defined as a "hazardous waste," "hazardous material," "'hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "pollutant," "contaminant," "hazardous constituent," "special waste," "toxic substance" or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, asbestos-containing materials, polychlorinated biphenyls (PCBs), any radioactive substance, polyvinyl chloride, radon, lead-based paint or toxic mold.

"HL Fee Amount" has the meaning set forth in Section 3.9(a).

"HL Fee Escrow" has the meaning set forth in Section 3.9(a).

"HL Escrow Agreement" has the meaning set forth in Section 3.9(a).

"HL Fees" means the fees and expenses of Houlihan Lokey Howard & Zukin, Inc. pursuant to the engagement letter between Houlihan Lokey Howard & Zukin, Inc. and Foamex International, Inc., dated January 1, 2009, including the Monthly Fee and the M&A Transaction Fee (each as defined in such agreement), but solely to the extent that such fees and expenses become allowed administrative expense claims of Sellers' estates pursuant to Section 503(b) of the Bankruptcy Code.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

"Income Tax" means any Tax based upon, measured by, or calculated with respect to (i) net income, profits, sales, use or similar measures (including margin tax, flat Taxes, value added Taxes, customs, profit sharing Taxes, CUFIN, capital gains taxes and minimum taxes) or (ii) multiple bases (including corporate franchise, business and occupation, business license or similar taxes) if one or more of the bases on which such Tax is based upon, measured by or calculated with respect to that which is described in clause (i), in each case together with any interest, penalties, or additional to such Tax.

"Indebtedness" shall mean, with respect to any Person, without duplication:

(a)        obligations of such Person for borrowed money, or otherwise evidenced by bonds, debentures, notes or similar instruments;

(b)       all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, other than any such obligation made in the ordinary course of business;

(c)        all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person's business);

(d)       all obligations of such Person under leases which have been or should be treated, in accordance with GAAP, as capitalized lease obligations of such Person;

(e)        all obligations of others secured by any Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, other than any such obligation made in the ordinary course of business;

(f)        all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof);

(g)       all letters of credit issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business); and

(h)       all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

"Indemnification Claims" means claims for indemnification of any present or former officer, director, employee, partner or member of any Seller or Purchased Subsidiary whether arising under bylaws, certificates of formation or other formation documents, or Contract arising prior to the Closing Date.

"Industrial Revenue Bond" means the industrial revenue bonds issued pursuant to the Santa Teresa Indenture with respect to Sellers' Santa Teresa, Dona Ana County, New Mexico site, which bonds are secured by certain equipment and a portion of the real estate located at 2500 Airport Road, Santa Teresa, New Mexico.

"Initial Purchase Price" means $105,000,000 consisting of a combination of $78,400,000 in cash and Purchaser DIP Claim and the value of the Assumed Liabilities. The parties estimate that the value of the Assumed Liabilities as of the date hereof is $26,600,000.

"Instruments" means all "instruments," as such term is defined in the UCC, now owned or hereafter acquired by any Seller or Purchased Subsidiary, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, chattel paper.

"Intellectual Property" means any and all Patents, Copyrights, Trademarks, Trade Secrets, and internet domain names, and other intellectual property, owned by any Seller or any Purchased Subsidiary and used or held for use in connection with, all goodwill associated with the Business, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

"Intellectual Property Agreements" means all Copyright Licenses, Patent Licenses, Trademark Licenses and all other agreements, permits, consents, orders, and franchises relating to the license, development or use of any Intellectual Property (expressly excluding shrink wrap, click wrap and other similar commercial technology licenses).

"Inventory" means all "inventory," as such term is defined in the UCC, now owned or hereafter acquired by any Seller or any Purchased Subsidiary, wherever located, and, without limiting the foregoing, all (i) inventory, (ii) merchandise, (iii) goods and other personal property, (iv) raw materials, work or construction in process, (v) finished goods, returned goods, or materials or supplies of any kind, nature or description and (vi) products, equipment, and appliances, whether owned or on order, including all embedded software.

"IRC" means the Internal Revenue Code of 1986, as amended.

"IRS" means the Internal Revenue Service.

"Knowledge of Sellers" means the actual knowledge of the officers of Sellers identified in Section 1.1(b) of the Seller Disclosure Schedule.

"Laws" means any federal, state, provincial, local, foreign, international or supranational law (including common law), statute, treaty, ordinance, rule, regulation, Order, code, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Authority.

"Leases" has the meaning set forth in Section_5.6(d).

"Leased Real Estate" has the meaning set forth in Section_5.6(d).

"Letters of Credit" means the letters of credit that are outstanding under the DIP Loan Agreement as of any relevant time.

"Letters of Credit Amount" means the amount required to cash collateralize the Letters of Credit as of the Closing Date pursuant to the DIP Loan Agreement and/or any agreements or documents related thereto, if required pursuant to Section 7.14.

"Liabilities" means any and all debts, losses, liabilities, claims, damages, fines, costs, royalties, proceedings, deficiencies or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due and any out-of-pocket costs and expenses (including reasonable attorneys', accountants' or other fees and expenses).

"License" means any licenses, franchises, Consents, approvals and any Permits, including Permits of or registrations with any Governmental Authority; but expressly excluding any license or sublicense of Intellectual Property.

"Liens" means any mortgage, pledge, hypothecation, security interest, encumbrance, easement, license, encroachment, servitude, consent, option, lien, put or call right, right of first refusal, voting right, charge, lease, sublease, right to possession or other restrictions or encumbrances of any nature whatsoever.

"Material Adverse Effect" means (i) any event, occurrence, fact, condition, change or effect (any such item, an "Effect") that is materially adverse to the Business, the Purchased Assets, the Assumed Liabilities or the results of operations or condition (financial or otherwise) of the Business, taken as a whole, (ii) any impairment of the ability of any Seller to perform its obligations under this Agreement or (iii) any Effect that prevents or materially delays the consummation of any of the transactions contemplated by this Agreement, but excluding (A) Effects resulting from changes in the United States, Mexican, Canadian or general economic conditions, except to the extent such Effects disproportionately affect the Business taken as a whole, (B) Effects arising out of the execution or delivery of this Agreement or the transactions contemplated by this Agreement or the public announcement thereof, (C) Effects that result from any action required to be taken pursuant to this Agreement or any action taken pursuant to the written request or with the prior written consent of Purchaser, and (D) Effects arising out of the pendency of any Bankruptcy Cases and any action approved by, or motion made before, the Bankruptcy Court.

"Material Contract" and "Material Contracts" has the meaning set forth in Section_5.10(a).

"Mexican APA" has the meaning set forth in Section_7.10(a).

"Mexican Collective Bargaining Agreements" means all the collective bargaining agreements between any Seller or any Purchased Subsidiary and any Mexican labor union or other Mexican representative of current employees of any Seller or any Purchased Subsidiary (including material local agreements, amendments, supplements, letters and memoranda of understanding of any kind) that covers employees working in Mexico, each as listed in Section 5.10(a) of the Seller Disclosure Schedule.

"Mexican GAAP" means the applicable generally accepted accounting principles or Norms of Financial Information in force in Mexico upon execution of the Mexican Transfer Documents.

“Mexican MAE” means (i) any event, occurrence, fact, condition, change or effect (any such item, an "Effect") that is materially adverse to the Business of the Purchased Subsidiaries or the results of operations or condition (financial or otherwise) of the Business of the Purchased Subsidiaries, taken as a whole, (ii) any impairment of the ability of any Seller to perform its obligations under this Agreement or (iii) any Effect that prevents or materially delays the consummation of any of the transactions contemplated by this Agreement, but excluding (A) Effects resulting from changes in the United States, Mexican, Canadian or general economic conditions, except to the extent such Effects disproportionately affect the Business of the Purchased Subsidiaries taken as a whole, (B) Effects arising out of the execution or delivery of this Agreement or the transactions contemplated by this Agreement or the public announcement thereof, (C) Effects that result from any action required to be taken pursuant to this Agreement or any action taken pursuant to the written request or with the prior written consent of Purchaser, and (D) Effects arising out of the pendency of any Bankruptcy Cases and any action approved by, or motion made before, the Bankruptcy Court.

“Mexican Taxes” means the applicable provisions of the Income Tax Law (Ley del Impuesto Sobre la Renta), the Value Added Tax Law (Ley del Impuesto al Valor Agregado) and any other applicable tax law in force in Mexico upon execution of the Mexican Transfer Documents, including, without limitation, income Taxes, flat Taxes, profit sharing Taxes, and Taxes assessed as a result of net operating loss, asset Tax or CUFIN recapture.

"Mexican Assets" has the meaning set forth in Section 7.10(a).

"Mexican Services Agreement" has the meaning set forth in Section_7.10(a).

"Mexican Transfer Documents" has the meaning set forth in Section_7.10(a).

“Mexico” means the United Mexican States.

"Multiemployer Plan" shall have the meaning as such term is defined in Section 3(37) or Section 4001(a)(3) of ERISA or, for Benefit Plans for Canadian employees, former employees or beneficiaries, the meanings set forth in applicable Laws.

"Non-Solicitation Period" has the meaning set forth in Section_7.6(c)(i).

"Notice of Disagreement" has the meaning set forth in Section 3.3(d)(i).

"Offered Employees" has the meaning set forth in Section 7.7(a).

"Order" means any judgment, order, administrative order, writ, stipulation, injunction (whether permanent or temporary), award, decree or similar legal restraint of, or binding settlement having the same effect with, any governmental Action.

"OSHA" means the Occupational Safety and Health Act of 1970, as amended.

"Owned Real Estate" have the meanings set forth in Section 5.6(c).

"Patent Licenses" means all agreements, whether written or oral, providing for the grant by or to a Seller or a Purchased Subsidiary of any right to manufacture, use or sell any invention covered in whole or in part by a Patent.

"Patents" means all of the following now owned or hereafter acquired by any Seller or any Purchased Subsidiary: (a) all letters patent, inventions, patents and patent rights of the United States, Canada or of any other country, all registrations thereof, and all applications for letters patent, inventions, patents and patent rights of the United States, Canada or of any other country, including registrations and applications in the United States Patent and Trademark Office, the Canadian Intellectual Property Office or in any similar office or agency of the United States, any State, or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

"PBGC" means the Pension Benefit Guaranty Corporation.

"Permits" means all approvals, authorizations, certificates, consents, franchises, variances, licenses, and permits issued by or in favor of any Seller, any Purchased Subsidiary or any Purchased Joint Venture by any federal, state, provincial, local, municipal or other governmental, quasi-governmental, or private authorities, districts or jurisdictions (including all applications, renewal applications, and/or documents filed, and/or fees paid, in connection therewith).

"Permitted Liens" means (i) any Liens specifically set forth in Section 5.6(a) of the Seller Disclosure Schedule, (ii) statutory Liens for current and future Taxes, assessments or other governmental charges, including water and sewage charges, not yet due and payable, or being contested in good faith, (iii) mechanic's, materialman's, warehouseman's, carrier's and similar liens for labor, materials or supplies arising by operation of Law in the ordinary course of business or which could not, individually or in the aggregate, have a Material Adverse Effect on the Business, (iv) purchase money security interests arising in the ordinary course of business, (v) rights of landlords or grantees in respect of any Leased Real Estate pursuant to the terms and conditions of the Leases in effect as of the date hereof, as may be modified by the Sale Order, (vi) present and future zoning, building codes and other land use Laws regulating the use or occupancy of any Real Estate or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Real Estate which are not violated by (A) the current use or occupancy of such Real Estate, (B) the proposed use, occupancy or development thereof by the Business as currently contemplated or (C) the operation of the Business, or any violation of which could not have a Material Adverse Effect on the Business, (vii) easements, covenants, conditions, restrictions and other similar matters affecting title to such Real Estate and other title encumbrances which encumber the Real Estate as of the date hereof and which do not, individually or in the aggregate, materially impair the use, occupancy, maintenance, repair or development of such Real Estate or the operation of the Business, (viii) any Lien incurred under or pursuant to the DIP Financing, (ix) any Lien that, pursuant to Section 363(f) of the Bankruptcy Code, will be released pursuant to the Sale Order (and/or the Sale Order Recognition Order, as applicable), (x) any lien constituting or arising in connection with an Intellectual Property license or sublicense, (xi) with respect to the Owned Real Estate only, any title matters which would be reflected on an accurate, current survey of the Real Estate and which do not, individually or in the aggregate, materially impair the use, occupancy, maintenance, repair or development of such Real Estate or the operation of the Business, (xii) consents by Seller or any former owner of the Real Estate for the erection of any structure or structures on, under or above any street or streets on which the Real Estate may abut, (xiii) non-material variations between tax lot lines and lines of record title, (xiv) with respect to the Owned Real Estate only, encumbrances to title to the Real Estate which are reflected in the official public real property records of the county in which the applicable Real Estate is located but only to the extent such encumbrances are valid and subsisting and affect the Real Estate as of the date hereof and which do not, individually or in the aggregate, materially impair the use, occupancy, maintenance, repair or development of such Real Estate or the operation of the Business, but not monetary Liens (unless otherwise expressly permitted pursuant to the other clauses of this definition of Permitted Liens) and (xv) with respect to the Leased Real Estate, the terms and conditions of the Leases with respect to encumbrances to title or limitation on the tenants right to use of such Leased Real Estate.

"Person" shall be construed broadly and means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other business entity or a Governmental Authority.

"Petition Date" has the meaning set forth in the Recitals.

"Pre-Closing Straddle Period Taxes" means the amount of Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator is the number of days in the entire Straddle Period.

"Prime Rate" means the rate of interest published in the Wall Street Journal from time to time as the prime rate in the United States.

"Purchase Price" means the Initial Purchase Price, as adjusted prior to and after the Closing in accordance with Section_3.3.

"Purchased Assets" has the meaning set forth in Section_2.1.

"Purchased Contracts" means the Contracts designated as such in accordance with Section_2.5.

"Purchased Joint Venture" and "Purchased Joint Ventures" each have the meaning set forth in Section 2.1(m).

"Purchased Subsidiary" and "Purchased Subsidiaries" each have the meanings set forth in Section 2.1(n).

"Purchaser" has the meaning set forth in the Preamble.

"Purchaser Advisors" has the meaning set forth in Section 7.2.

"Purchaser DIP Claim" means (i) the claims of Purchaser arising under or in connection with the DIP Financing, including the principal amount thereof, and all accrued, but unpaid interest or fees thereunder (for the purpose of clarity excluding the Letters of Credit) less (ii) the amount of cash and cash equivalents of Sellers and the Purchased Subsidiaries, in each case as determined as of the Closing Date.

"QST" has the meaning set forth in Section 3.7.

"Real Estate" means the Owned Real Estate and the Leased Real Estate.

"Registered Intellectual Property" has the meaning set forth in Section 5.8(c).

"Regulatory Approvals" means all Consents and other authorizations reasonably required to be obtained from, or any filings required to be made with, any Governmental Authority that are necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

"Reimbursable Expenses" means the reasonable, documented out-of-pocket fees and expenses incurred by Purchaser and its Affiliates prior to termination of this Agreement in connection with this Agreement, the other Transaction Documents, the Sale Order, and the transactions contemplated hereby and thereby, including the reasonable fees and expenses of legal counsel, financial advisors, consultants and any other advisors that Purchaser engages in its reasonable discretion. Reimbursable Expenses shall not exceed $2,500,000 and shall be payable in cash pursuant to Section 10.2, to the extent applicable.

"Rejection Damages Claims" means all claims arising from or related to the rejection of a Contract under section 365 of the Bankruptcy Code, including any administrative expense claims arising from the rejection of Contracts previously assumed.

"Release" means any discharge, emission, spilling, leaking, pumping, pouring, injecting, dumping, burying, leaching, migrating, abandoning or disposing into or through the environment of any Hazardous Substance including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substance.

"Responsible Officer" means, with respect to any Person, the chief executive officer, president, chief operating officer, chief financial officer, controller and chief accounting officer, vice president of finance or treasurer of such Person.

"Restructuring Transaction" means (a) a recapitalization transaction involving, in whole or in part, Sellers and its existing security holders or creditors, or (b) a transaction or series of transactions, including by way of a plan of reorganization or plan of arrangement or compromise, in connection with a liquidation or reorganization or other continuation of Sellers' Business relating to all or a substantial portion of the Purchased Assets.

"Sale" has the meaning set forth in the Recitals.

"Sale Hearing" means the hearing scheduled by the Bankruptcy Court to approve the Sale.

"Sale Order" means the order of the Bankruptcy Court approving the Sale substantially in the form attached hereto as Exhibit C.

"Sale Order Recognition Order" shall mean the order of the Canadian Court recognizing the Sale Order.

"Santa Teresa Indenture" means that certain Indenture of Trust dated as of November 1, 1985, by and between the County of Dona Ana, New Mexico, and Bankers Trust Company.

"Santa Teresa Lease" means that certain Lease Agreement dated as of November 1, 1985, by and between the County of Dona Ana, New Mexico and Foamex Products, Inc.

"SEC" means the United States Securities and Exchange Commission and any successor Governmental Authority.

"SEC Documents" has the meaning set forth in Section 5.4(a).

"Securities Act" means the Securities Act of 1933, as amended.

"Selected Courts" has the meaning set forth in Section 12.2(a).

"Seller Disclosure Schedule" has the meaning set forth in Article V.

"Seller Parents" has the meaning set forth in the Preamble.

"Seller Professionals" means Akin Gump Strauss Hauer & Feld LLP, Cozen O'Connor LLP and any other professionals that are retained by Sellers during the Bankruptcy Case.

"Seller Professional Fee Amount" has the meaning set forth in Section 3.9(b).

"Seller Professional Fee Escrow" has the meaning set forth in Section 3.9(b).

"Seller Professional Fee Escrow Agreement" has the meaning set forth in Section 3.9(b).

"Seller Professional Fees" means the fees and expenses of Seller with respect to the fees and expenses of the Sellers Professionals, but solely to the extent that such fees and expenses become allowed administrative expense claims of Sellers' estates pursuant to Section 503(b) of the Bankruptcy Code.

"Sellers" has the meaning set forth in the Preamble.

"Seller Representatives" has the meaning set forth in Section 7.6(c)(i).

"Selling Subsidiaries" has the meaning set forth in the Preamble.

"Straddle Period" means any Tax period beginning on or before and ending after the Closing Date.

"Subsidiary" or "Subsidiaries" means for any Person, any other Person or Persons of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.

"Target Working Capital" means $86,600,000.

"Tax" or "Taxes" means (i) any federal, state, provincial, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, sales and use, goods and services, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, value added, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance, unemployment, social security, Medicare, alternative minimum or withholding taxes or charges imposed by any Governmental Authority, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and (ii) liability for items in (i) of any other person by Contract, operation of Law (including Treasury Regulation 1.1502-6) or otherwise.

"Tax Amount" means the sum of (i) Transaction Taxes (including any GST or QST owing), (ii) Tax Liabilities of the Sellers, Purchased Subsidiaries and the Purchased Joint Ventures for periods on or before the Closing Date determined in accordance with Article VIII of this Agreement and (iii) any Tax Liabilities payable by Purchaser, Sellers or the Purchased Subsidiaries in connection with Purchaser’s (or its Affiliate’s) acquisition of the Mexican Assets or the Equity Securities of the Purchased Subsidiaries, including, without limitation, any Mexican Taxes assessed after the acquisition as a result of deconsolidation, including loss, asset tax and CUFIN recapture, in each case, only to the extent not paid by Sellers, the Purchased Subsidiaries or the Purchased Joint Ventures prior to Closing.

"Tax Proceeding" has the meaning set forth in Section 8.5.

"Tax Returns" means any return, report, election, declaration, statement, information return, schedule, or other document (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes or any amendment thereof.

"Taxing Authority" means, with respect to any Tax, a Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity, including, without limitation, any Governmental Authority that imposes, or is charged with collecting, Social Security or similar charges or premiums.

"Termination Date" means the Termination Date as defined in the DIP Loan Agreement.

"Title IV Plan" means each Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Sections 412 or 4971 of the IRC.

"Trademark Licenses" means any agreement, written or oral, providing for the grant by or to a Seller or a Purchased Subsidiary of any right to use any Trademark.

"Trademarks" means all of the following now owned or hereafter acquired by any Seller or any Purchased Subsidiary: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, slogans, brand names, and other source or business identifiers (whether registered or unregistered), all registrations thereof, and all applications in connection therewith, including registrations and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill of the Business associated with or symbolized by any of the foregoing.

"Trade Secrets" means all confidential and proprietary information now owned or hereafter acquired by any Seller or any Purchased Subsidiary, used in the Business for commercial advantage and not generally known or reasonably ascertainable, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information.

"Transaction Documents" means this Agreement, the DIP Claim Assignment Agreement, the Deposit Escrow Agreement, the Closing Escrow Agreement and any other agreements, documents and instruments to be executed and delivered pursuant to this Agreement.

"Transaction Taxes" has the meaning set forth in Section 8.1.

"Transferred Benefit Plans" has the meaning set forth in Section 2.6.

"Transferred Employees" has the meaning set forth in Section 7.7(a).

"Treasury Regulations" means one or more Treasury regulations promulgated under the IRC by the Treasury Department of the United States.

"Tupelo Indenture" means that certain Trust Indenture dated as of July 1, 1973 by and between Foamex L.P., successor in interest to ‘21’ International Holdings, Inc., and Board of Supervisors of Lee County, Mississippi, relating to the Leased Property located in Tupelo, MS, including any amendments, supplements or modifications thereto.

"UCC" means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York.

"Unaudited Financial Statements" has the meaning set forth in Section 5.4(d).

"WARN Act" means the Worker Adjustment and Retraining Notification Act or any similar state, local, provincial or foreign law.

"Wind-Down Amount" means the aggregate amount anticipated to be necessary to wind down Sellers’ bankruptcy estates after the Closing, as set forth in the Wind-Down Budget.

"Wind-Down Budget" means a budget for the post-Closing wind-down of the Sellers’ bankruptcy estates to be prepared by Sellers and delivered to Purchaser no later than five (5) days prior to the Closing Date.

"Wind-Down Escrow" has the meaning set forth in Section 3.9(c).

"Wind-Down Escrow Agreement" has the meaning set forth in Section 3.9(c).

"Working Capital" means Current Assets minus Current Liabilities, in accordance with GAAP on the basis of the same accounting principles, policies, methods and procedures, consistently applied, as those used in the preparation of the Unaudited Financial Statements (provided, however, that Taxes and the Tax Amount shall not be computed in accordance with GAAP), an illustrative calculation of which is set forth in Section 1.1(a) of the Seller Disclosure Schedule.

Section 1.2       Headings; Table of Contents. Headings and table of contents should be ignored in constructing this Agreement.

Section 1.3       Singular, plural, gender. References to one gender include all genders and references to the singular include the plural and vice versa.

Section 1.4       Schedules. References to this Agreement shall include any Exhibits, Schedules and Recitals to it and references to Sections, Exhibits and Schedules are to Sections of, Exhibits to and Schedules to, this Agreement.

Section 1.5       Information. References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

Section 1.6	Interpretation.

(a)        In this Agreement, unless the context otherwise requires, any references to "including" or "in particular" shall be illustrative only and without limitation.

(b)       For purposes of any assets, liabilities or entities located in the Province of Quebec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, any common law words or terms shall be deemed to have their correlative meaning under the Civil Code of Quebec, including, without limitation, (a) "personal property" shall include "movable property"; (b) "real property" or "real estate" shall include "immovable property"; (c) "tangible property" shall include "corporeal property"; (d) "intangible property" shall include "incorporeal property"; (e) "security interest", "mortgage" and "lien" shall include a "hypothec", "right of retention", "prior claim", and a resolutory clause; (f) all references to filing, perfection, priority, remedies, registering or recording under the UCC shall include publication under the Civil Code of Quebec; (g) all references to "perfection" of or "perfected" liens or security interest shall include a reference to an "opposable" or "set up" lien or security interest as against third parties; (h) any "right of offset", "right of setoff" or similar expression shall include a "right of compensation"; (i) "common law" shall include "civil law"; (j) "tort" shall include "delict"; (k) "bailor" shall include "depositor" and "bailee" shall include "depository; (l) "goods" shall include "corporeal movable property" other than chattel paper, documents of title, instrument, money and securities; (m) an "agent" shall include a "mandatary"; (n) "construction liens" shall include "legal hypothecs"; (o) "joint and several" shall include "solidary"; (p) "jointly and severally" shall include "solidarily"; (q) "gross negligence or wilful misconduct" shall be deemed to be "intentional or gross fault"; (r) "beneficial ownership" shall include "ownership on behalf of another as mandatary"; (s) "easement" shall include "servitude"; (t) "priority" shall include "prior claim"; (u) "survey" shall include "certificate of location and plan"; (v) "state" shall include "province"; (w) "fee simple title" shall include "absolute ownership"; (x) "accounts" shall include "claims".

(c)        For purposes of any Equity Securities of the Purchased Subsidiaries or any assets, liabilities or entities located in Mexico and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of Mexico (including Mexican Taxes) or a court or tribunal exercising jurisdiction in Mexico, any common law words or terms shall be deemed to have their correlative meaning under the applicable Federal, local or municipal laws as set forth in the Mexican Transfer Documents as applicable.

ARTICLE II

PURCHASED SALE OF ASSETS;

ASSUMPTION OF LIABILITIES

Section 2.1       Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall (or shall cause its designated Affiliate or Affiliates to) purchase, acquire and accept from Sellers, and Sellers shall sell, transfer, assign, convey and deliver to Purchaser (or its designated Affiliate or Affiliates) all of Sellers' right, title and interest in, to and under the Purchased Assets, free and clear of all Liens, claims (as defined in section 101(5) of the Bankruptcy Code) and interests other than the Permitted Liens and Assumed Liabilities. "Purchased Assets" means all of the Sellers' assets (other than the Excluded Assets), including, without limitation, the assets set forth as follows:

(a)        cash, cash equivalents, all prepayments (including all prepayments made to third party vendors), deferred assets, refunds, credits or overpayments, other than as set forth in Section 2.2(j);

(b)        all Accounts Receivables;

(c)        all Inventory;

(d)       all Leases (subject to any Leases being deemed Excluded Assets in accordance with Section 2.5);

(e)       all Owned Real Estate;

(f)       all personal property of the Sellers;

(g)       all Intellectual Property;

(h)       all rights of Sellers under the Purchased Contracts and Intellectual Property Agreements;

(i)       all General Intangibles associated with the Business;

(j)        all guarantees, representations, warranties and indemnities associated with the Business, including in respect of any Assumed Liabilities;

(k)       all insurance policies of Sellers and any claims thereunder to the extent such policies relate to the Business or to any Assumed Liabilities, other than any directors and officers (or similar) insurance policies and any claims thereunder;

(l)       any properties, rights and assets under any Transferred Benefit Plans;

(m)      Equity Securities in any joint venture of the Sellers listed in Section 2.1(m) of the Seller Disclosure Schedule (each a "Purchased Joint Venture" and collectively, the "Purchased Joint Ventures");

(n)       subject to the mutual agreement of the Sellers and Purchasers in accordance with Section 7.10, Equity Securities of any direct or indirect Subsidiary of Foamex Inc. listed in Section 2.1(n) of the Seller Disclosure Schedule (each a "Purchased Subsidiary" and collectively, the "Purchased Subsidiaries");

(o)       all goodwill associated with the Purchased Assets;

(p)       the properties, rights or assets listed in Section 2.1(p) of the Seller Disclosure Schedule;

(q)       any rights under the Collective Bargaining Agreements to the extent such Collective Bargaining Agreements are assumed by Purchaser in accordance with Section 7.7 of this Agreement;

(r)        all claims, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of taxes) relating to the Purchased Assets set forth in Sections 2.1(a)-(q), other than any Avoidance Actions; and

(s)        rights with respect to proofs of claim filed in the bankruptcy cases of others.

Section 2.2       Excluded Assets. Notwithstanding anything in this Agreement to the contrary, Purchaser shall not assume and shall not be deemed to have assumed, any Excluded Assets relating to the Business of Sellers or any Affiliates of Sellers and Sellers and their Affiliates shall retain all right, title and interest to, in and under the Excluded Assets. "Excluded Assets" means the Sellers' properties and assets set forth as follows:

(a)        each Seller's Fundamental Documents and stock and minute books;

(b)        Equity Securities in any Seller Parents or Selling Subsidiaries;

(c)        Equity Securities in any joint venture of Sellers not listed in Section 2.1(m) of the Seller Disclosure Schedule;

(d)       except as otherwise provided in Section 7.7, any properties, rights and assets under any Benefit Plan that is not a Transferred Benefit Plan;

(e)       amounts owing to Sellers from Excluded Employees;

(f)       any Contracts of Sellers that are not Purchased Contracts;

(g)       any directors and officers (or similar) insurance policies and any claims thereunder;

(h)       rights of Sellers under this Agreement (including the Purchase Price) or the DIP Loan Agreement;

(i)       all assets set forth in Section 2.2(i) of the Seller Disclosure Schedule;

(j)        all deferred assets, refunds, credits or overpayments or other receivables for Taxes that may be due for pre-Closing periods including the pre-Closing portion of the Straddle Period, other than with respect to (x) the Purchased Subsidiaries or Mexican Assets or (y) the Purchased Joint Ventures;

(k)       absent the mutual agreement of the Sellers and Purchasers in accordance with Section 7.10 to include the Equity Securities of the Purchased Subsidiaries in the Purchased Assets, the Equity Securities of the Purchased Subsidiaries; and

(l)       any Avoidance Actions.

Section 2.3       Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall (or shall cause its designated Affiliate or Affiliates to) assume and be responsible for, effective as of the Closing, and thereafter pay, honor, perform and discharge as and when due, all of the Assumed Liabilities. "Assumed Liabilities" means the liabilities and obligations of the Sellers set forth as follows:

(a)        all post-Petition Date current Liabilities of Sellers, as determined in accordance with GAAP on the basis of the same accounting principles, policies, methods and procedures, consistently applied, as those used in the Unaudited Financial Statements, including (i) all post Petition Date trade accounts payable and (ii) any post Petition Date other current liabilities, but excluding any Liabilities that would be or are Excluded Liabilities;

(b)       all Liabilities of Sellers relating to or arising under Purchased Contracts, including all Cure Costs;

(c)        all Liabilities of Sellers (other than in respect of Taxes) relating to, or arising in respect of, the Purchased Assets accruing, arising out of or relating to events, occurrences, acts or omissions occurring or existing after the Closing Date or the operation of the Business or the Purchased Assets after the Closing Date;

(d)       all Liabilities for Taxes arising solely from and attributable to the ownership of any portion of the Purchased Assets after the Closing Date;

(e)       the Tax Amount;

(f)        all Liabilities of Sellers relating to (i) Transferred Employees (A) accruing prior to the Closing Date, relating to accrued vacation, sick days and personal days and (B) accruing from and after the Closing Date, in the case of this clause (B), to the extent arising out of or relating to their employment by Purchaser or any of its Affiliates and (ii) any Liabilities for which Purchaser is responsible pursuant to Section 7.7(f) of this Agreement;

(g)       all Liabilities relating to Transferred Benefit Plans ("Benefit Plan Liabilities");

(h)       the Environmental Liabilities of Sellers as set forth in Section 2.3(h) of the Seller Disclosure Schedule;

(i)        to the extent lawfully transferable, all obligations, commitments and Liabilities under any Permits assigned to Purchaser hereunder;

(j)        all Liabilities of Sellers relating to the Industrial Revenue Bond;

(k)       all Liabilities of Sellers arising from or relating to claims eligible for coverage under the Sellers' workers' compensation insurance; and

(l)        the respective other Liabilities set forth in Section 2.3(l) of the Seller Disclosure Schedule.

Section 2.4       Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, Purchaser shall not assume, and shall be deemed not to have assumed, any Liabilities relating to the Business of Sellers or any Affiliate of Sellers and Sellers and their Affiliates shall be solely and exclusively liable with respect to all such Liabilities, other than the Assumed Liabilities (collectively, the "Excluded Liabilities"), including without limitation, those Liabilities set forth as follows:

(a)       any Liability of any Seller relating primarily to any Excluded Asset;

(b)       all Liabilities under Indebtedness for borrowed money of Sellers (including any Indebtedness or accounts payable owing from any Seller to any Affiliate of such Seller);

(c)        all Tax Liabilities of Sellers, the Purchased Joint Ventures and the Purchased Subsidiaries arising prior to or on the Closing Date, and any Tax Liabilities of Sellers, Purchased Joint Ventures or Purchased Subsidiaries arising from the transactions contemplated by this Agreement, other than the Tax Amount;

(d)       all Liabilities of Sellers relating primarily to employees of Sellers that are not Transferred Employees ("Excluded Employees");

(e)        except as set forth in Sections 2.3(f), 2.3(g) and 2.3(l), all Liabilities of Sellers arising out of, relating to or with respect to (1) the employment or performance of services, or termination of employment or services by any Seller of any employee, or independent contractor on or before the close of business on the Closing Date, (2) employment or labor Actions accruing either directly or indirectly against Seller that relate to the period on or before the close of business on the Closing Date, irrespective of whether such claims are made prior to or after the Closing and (3) all Liabilities (including, without limitation, all Liabilities to the PBGC, IRS or Department of Labor) with respect to any Benefit Plan that is not a Transferred Benefit Plan.

(f)        all Rejection Damages Claims;

(g)       any and all customer claims against Sellers, whether known or unknown, including product warranties and any Actions related to product liability claims relating to, resulting from, caused by or arising out of ownership, operation or control of the Business, to the extent accruing, arising out of or relating to events, occurrences, acts or omissions occurring or existing prior to the Closing Date;

(h)       except as set forth in Section 2.3(h), all Environmental Liabilities relating to, resulting from, caused by or arising out of ownership, operation or control of the Business, to the extent accruing, arising out of or relating to events, occurrences, acts or omissions occurring or existing prior to the Closing Date;

(i)        all Actions against each Seller, any of their respective assets, the Business and any of their past or present operations or activities;

(j)        all Indemnification Claims; and

(k)       those other Liabilities set forth in Section 2.4(k) of the Seller Disclosure Schedule.

Section 2.5	Contract Designation Rights.

(a)        On or prior to the date hereof, Sellers shall have delivered to Purchaser a list of (i) all Material Contracts to which any Seller is a party, (ii) the amount of the Cure Costs associated with each Material Contract identified in Section 5.10(a) of the Seller Disclosure Schedule and (iii) any

Material Contracts entered into by Sellers during the pendency of the Bankruptcy Case. To the Knowledge of Sellers, such list shall also contain a list of all other Contracts to which Sellers are a party, other than such Contracts that are immaterial to the Business. Sellers shall cooperate with and provide such additional information to Purchaser in order to identify and provide to Purchaser as promptly as practicable all Material Contracts related to the Business (and the related Cure Costs), as well as Cure Costs of non-Material Contracts, and subject to assumption or rejection hereunder.

(b)       Any motions filed by Sellers with, and any proposed orders submitted by Sellers to, the Bankruptcy Court seeking authorization after the date hereof to assume or reject any Contracts, or any notices of disclaimer, resiliation, or repudiation given by any Seller in the Canadian Proceeding shall be satisfactory in form and substance to Purchaser in its reasonable discretion. As set forth in the Approval Order, no later than twenty (20) days prior to the Sale Hearing, the Sellers shall cause notice to be provided to all counterparties to the Contracts, substantially in the form annexed to the Approval Motion as Exhibit D regarding the (i) assumption and assignment to Purchaser all of the Contracts, except for any such Contracts which Purchaser previously has advised Sellers in writing that it does not wish to assume (and Sellers shall thereupon be under no obligation to seek assumption and assignment to Purchaser of any such Contracts), and (ii) fixing of the Cure Costs associated with each Contract as of the Sale Hearing (or as of such later date reasonably acceptable to Purchaser and Sellers). Sellers shall consult with, and give due consideration to the views and concerns of, Purchaser prior to compromising or commencing any Action with respect to any material payment required to be made under the Bankruptcy Code to effectuate the assumption of any such Contract, including using commercially reasonable efforts to provide five (5) days notice of any such compromise or Action to Purchasers.

(c)        For the purpose of determining whether a Contract of Sellers shall be included as a Purchased Contract or an Excluded Asset, from and after the filing of the Approval Motion all such Contracts shall be treated as follows:

(i)        no later than three (3) days prior to the day of the Auction, Purchaser shall notify Sellers in writing of those Contracts which Purchaser desires to be designated to be assumed by Sellers and assigned to Purchaser on the Closing Date, with Purchaser responsible for all Cure Costs associated therewith; provided, however, each such Contract identified in Section 5.10(a) of the Seller Disclosure Schedule as a Material Contract shall be designated to be assumed by Sellers and assigned to Purchaser, with Purchaser responsible for all Cure Costs associated therewith, unless otherwise specifically noted in such Section of the Seller Disclosure Schedule (in which case each such Contract shall be deemed rejected and shall not be purchased by Purchaser as a Purchased Contract);

(ii)       each of such Contracts entered into during the pendency of the Bankruptcy Case shall be designated to be assigned to Purchaser, unless Purchaser notifies Sellers in writing that it will not purchase such Contract, in which case such Contract shall not be assigned to Purchaser and shall be included as an Excluded Asset; provided, however, if such Contract was required to be identified in Section 5.10(a) of the Seller Disclosure Schedule as a Material Contract and was not identified or was entered into on or after the date hereof in breach of this Agreement then such Contract shall not be assigned to or purchased by Purchaser; and

(iii)      after the Auction but in any event no later than two (2) Business Days prior to the Closing Date, Purchaser shall notify Sellers in writing of any Contracts which Purchaser does not desire to be assumed by Sellers and assigned to Purchaser, in which case any such Contracts shall not be assigned to Purchaser and shall be included as Excluded Assets and may be rejected by Sellers.

Any Contract designated to be assumed and assigned hereunder shall be accompanied by such information or documentation related to "adequate assurance of future performance" as shall be reasonably required in connection with the assumption and assignment of such Contract, and upon Bankruptcy Court approval for the assumption and assignment thereof to Purchaser, shall constitute a Purchased Asset hereunder. Any Contract that is not assumed as provided above shall be an Excluded Asset, and shall not constitute a Purchased Asset hereunder. Notwithstanding anything to the contrary set forth in this Agreement, to the extent that, prior to Closing, any Purchased Contract is not subject to an order of the Bankruptcy Court with respect to the assumption and assignment of such Purchased Contract, any Liabilities of Sellers related to such Purchased Contract shall be the responsibility of Sellers until such Purchased Contract is either assumed by Sellers and assigned to Purchaser or rejected by Sellers.

(d)       At Closing, to the extent not previously paid, Purchaser shall pay or cause to be paid (and shall reimburse or cause to be reimbursed to Sellers on an after-Tax basis any amounts paid after the date hereof in respect of) any and all Cure Costs in respect of all prepetition Contracts that are Purchased Contracts.

(e)        Nothing in this Agreement shall be construed as an attempt by Sellers to assign any Contract to the extent that such Contract is not assignable under the Bankruptcy Code or the CCAA or otherwise without the consent of the other party or parties thereto, and the consent of such other party has not been given or received, as applicable. With respect to any Contract for which the consent of a party thereto to the assignment thereof shall not have been obtained at Closing and any claim, right or benefit arising thereunder or resulting therefrom, to the extent Purchaser waives the condition set forth in Section_9.2(f) (to the extent applicable), Sellers and Purchaser shall use their reasonable good faith efforts to obtain as expeditiously as possible the written consent of the other party or parties to such Contract necessary for the assignment thereof to Purchaser. Unless and until any such consent, waiver, confirmation, novation or approval is obtained, Sellers and Purchaser shall cooperate to establish an arrangement reasonably satisfactory to Purchaser under which Purchaser would obtain the claims, rights and benefits and assume the corresponding Liabilities and obligations thereunder (including by means of any subcontracting, sublicensing or subleasing arrangement) or under which Sellers would enforce for the benefit of Purchaser, with Purchaser assuming and agreeing to pay Sellers' obligations (other than any related Cure Costs), any and all claims, rights and benefits of Sellers against a third party thereto. In such event, (i) Sellers will hold in trust for and promptly pay to Purchaser, when received, all moneys received by them under any such Contract or any claim, right or benefit arising thereunder and (ii) Purchaser will promptly pay, perform or discharge, when due, any and all obligations and Liabilities arising thereunder (other than any related Cure Costs), other than those being contested in good faith. Purchaser acknowledges that no adjustment to the Purchase Price shall be made for any such Contracts that are not assigned and that Purchaser shall have no claim against Sellers in respect of such unassigned Contracts. Nothing in this paragraph shall be deemed a waiver of Purchaser's right to receive an effective assignment of all of the Purchased Assets at Closing nor shall any Contracts covered by this paragraph be deemed to constitute Excluded Assets solely by virtue of this paragraph. Sellers' obligations under this paragraph shall terminate on the date that is ninety (90) days after the Closing Date.

Section 2.6       Transferred Benefit Plans. On or prior to the date hereof, Sellers have delivered to Purchaser Section 2.6 of the Seller Disclosure Schedule, which includes a list of all Benefit Plans currently anticipated to be assumed by and assigned to Purchaser on the Closing Date. Purchaser shall have the right to add or remove any Benefit Plans from Section 2.6 of the Seller Disclosure Schedule, until three (3) days prior to the date of the Auction. Those Benefit Plans set forth in Section 2.6 of the Seller Disclosure Schedule on such date shall be assumed by and assigned to Purchaser on the Closing Date (the "Transferred Benefit Plans").

ARTICLE III

PURCHASE PRICE

Section 3.1       Deposit. Simultaneous with the execution of this Agreement, Sellers and Purchaser shall execute the Deposit Escrow Agreement, pursuant to which Purchaser shall deposit with the Escrow Agent $10,000,000 in cash (the "Deposit Amount"), by wire transfer of immediately available funds, to be applied as provided in the following two sentences. The Deposit Amount shall be retained by Sellers in the following circumstances: (i) at the Closing, at which time such Deposit Amount shall be credited against the Purchase Price; or (ii) if this Agreement is terminated under the circumstances set forth in Section 10.2(c). Except as described in the previous sentence, the Deposit Amount shall be returned to Purchaser after termination of this Agreement.

Section 3.2       Closing Escrow Agreement. On the Closing Date, Foamex Inc., Purchaser and the Escrow Agent shall execute the Closing Escrow Agreement and Purchaser shall deposit (or cause to be deposited) the Escrow Amount with the Escrow Agent.

Section 3.3	Purchase Price.

(a)        On the terms and subject to the conditions hereof, at the Closing, Purchaser shall (i) pay or cause to be paid the Estimated Cash Purchase Price, by wire transfer of immediately available funds to an account designated by Sellers at least three (3) Business Days prior to the Closing Date; and (ii) assume the Assumed Liabilities as provided in Section_2.3, which are estimated as of the date hereof to be $26,600,000. The "Estimated Cash Purchase Price" shall be a cash amount equal to $78,400,000 less the Escrow Amount, the Deposit Amount, the HL Fee Amount, the Seller Professional Fee Amount, the Wind-Down Amount and the remaining portion of the Purchaser DIP Claim, (x) plus the Letters of Credit Amount, (y) minus the amount, if any, by which Estimated Working Capital is less than Target Working Capital or (z) plus the amount, if any, by which Estimated Working Capital exceeds Target Working Capital, provided that no such adjustment shall be made pursuant to the foregoing clauses (y) and (z) unless the positive or negative difference between Estimated Working Capital and Target Working Capital exceeds $2,000,000. The procedure for determining Estimated Working Capital is set forth in Section_3.3(c).

(b)       The "Final Cash Purchase Price" shall be a cash amount equal to $78,400,000 less the Escrow Amount, the Deposit Amount, the HL Fee Amount, the Seller Professional Fee Amount, the Wind-Down Amount and the remaining portion of the Purchaser DIP Claim, (x) plus the Letters of Credit Amount, (y) minus the amount, if any, by which Final Working Capital is less than Target Working Capital or (z) plus the amount, if any, by which Final Working Capital exceeds Target Working Capital, provided that no such adjustment shall be made pursuant to the foregoing clauses (y) and (z) unless the positive or negative difference between Final Working Capital and the Target Working Capital exceeds $2,000,000. The procedure for determining Final Working Capital is set forth in Section_3.3(d).

(c)        Not less than five (5) Business Days prior to the Closing Date, Sellers shall prepare and deliver to Purchaser: (i) its estimate of Working Capital as of the close of business on the Closing Date (the "Estimated Working Capital") and (ii) its calculation of the Estimated Cash Purchase Price, each of which shall be certified as prepared in accordance with this Agreement by Foamex Inc.'s chief financial officer. Within two (2) Business Days after such delivery, if Purchaser has any objections to Sellers' calculation of the Estimated Cash Purchase Price, Purchaser shall provide a written statement of its objections to Sellers; provided that such objections shall be limited to mathematical errors or the failure to include a material component of Current Assets or Current Liabilities in the calculation of Working Capital. The parties shall use their respective good faith efforts to resolve any dispute regarding the calculation of the Estimated Cash Purchase Price as promptly as practicable. Sellers shall prepare and deliver to Purchaser, no later than one (1) Business Day prior to the Closing Date, Sellers' final calculation of Estimated Working Capital and the Estimated Cash Purchase Price, which shall be conclusive for purposes of Section 3.3(a).

(d)       Not more than forty-five (45) days following the Closing Date, Purchaser shall prepare and deliver to the Sellers: (i) a statement (the "Closing Statement") of its calculation of the Working Capital (the "Final Working Capital") and (ii) its calculation of the Final Cash Purchase Price, each of which shall be certified as prepared in accordance with this Agreement by Purchaser's chief financial officer.

(i)        The Closing Statement shall become final and binding upon the parties unless Sellers give written notice of their disagreement with any component of the Closing Statement (the "Notice of Disagreement") to Purchaser within fifteen (15) Business Days following Sellers' receipt thereof. The Notice of Disagreement shall specify in reasonable detail the nature of any such disagreement. If a Notice of Disagreement complying with the preceding sentence is received by Purchaser in a timely manner, then the Closing Statement (as revised in accordance with clause (x) or (y) below) shall become final, binding and non-appealable (after complying with Section 3.3(d)(ii)) upon the earlier of (x) the date on which the parties resolve in writing any disputes with respect to the matters specified in the Notice of Disagreement or (y) the date on which any such disputes are finally resolved in writing by the Accounting Firm.

(ii)       During the thirty (30) day period following the delivery of a Notice of Disagreement in compliance with paragraph (i) above, the parties shall seek in good faith to resolve any disputes with respect to the matters specified in the Notice of Disagreement. If, at the end of such thirty (30) day period, the parties have not resolved such disputes, the parties shall submit to the national office of a mutually acceptable "big four" accounting firm (the "Accounting Firm") for review and resolution of any and all matters that remain in dispute. The parties shall use their respective good faith efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within thirty (30) days following the submission of such matters to the Accounting Firm. The Accounting Firm's determination shall be set forth in a written statement delivered to the parties and shall be final, binding and non-appealable, absent manifest or mathematical errors. All fees and expenses of the Accounting Firm shall be borne equally by Sellers and Purchaser.

Section 3.4       Purchase Price Adjustment. As soon as practicable after the Final Cash Purchase Price has been determined pursuant to Section 3.3 (but in any event, within five (5) Business Days after such determination):

(a)        If the Target Working Capital exceeds the Final Working Capital by more than $2,000,000, then Foamex Inc. and Purchaser shall jointly instruct the Escrow Agent to disburse (1) to Purchaser from the Escrow Amount, by wire transfer of immediately available funds to an account designated by Purchaser, the amount by which the Estimated Working Capital exceeds the Final Working Capital, together with interest earned thereon and (2) to Foamex Inc., the remaining portion of the Escrow Amount (if any), together with interest earned thereon, after the payment to Purchaser in accordance with the foregoing clause (1), by wire transfer of immediately available funds to an account designated by Sellers; or

(b)       If the Final Working Capital equals or exceeds the Estimated Working Capital, then Foamex Inc. and Purchaser shall jointly instruct the Escrow Agent to disburse (1) to Foamex Inc. all of the Escrow Amount, by wire transfer of immediately available funds to an account designated by Sellers, together with interest earned thereon and (2) if the Final Working Capital exceeds the Target

Working Capital by more than $2,000,000, Purchaser shall pay to Foamex Inc., by wire transfer of immediately available funds to an account designated by Foamex Inc., an amount equal to the amount by which the Final Working Capital exceeds the Estimated Working Capital, together with interest thereon between the Closing Date and the date of such payment at the Prime Rate.

Purchaser and Sellers agree and acknowledge that, notwithstanding anything to the contrary set forth in this Agreement, the Escrow Amount shall be the sole source of recovery for any purchase price adjustments in favor of Purchaser pursuant to this Section 3.4 and any adjustments to the Purchase Price in favor of Purchaser as a result of the application of this Section 3.4 shall not exceed the Escrow Amounts.

Section 3.5       Allocation of Purchase Price. As soon as practicable after the Final Cash Purchase Price has been determined pursuant to Section 3.3 (but in any event, within ten (10) Business Days after such determination), Purchaser shall provide Sellers with an allocation of the Purchase Price as determined for Tax purposes among the Purchased Assets on a Seller-by-Seller basis. Such allocation schedule shall be prepared in accordance with Section 1060 of the IRC for U.S. federal income Tax purposes (or in accordance with other Tax Laws, as applicable) and shall be binding on Purchaser and Sellers. The parties shall cooperate with each other and provide such information as any of them shall reasonably request in connection with this Section 3.5. The parties will each report the federal, state and local and other Tax consequences of the purchase and sale contemplated hereby (including the filing of IRS Form 8594) in a manner consistent with such allocation schedules.

Section 3.6       Section_22 Canadian Tax Election. Purchaser and Foamex Canada shall elect jointly in the prescribed form under section 22 of the Income Tax Act (Canada), section 184 of the Taxation Act (Quebec), and the corresponding provisions of any other applicable Tax statute as to the sale of the Accounts Receivable of Foamex Canada and designate in such election an amount equal to the portion of the Purchase Price allocated to such Accounts Receivable pursuant to Section 3.5. This election, or these elections, shall be made within the prescribed time for such elections.

Section 3.7       GST and QST Elections. At the Closing, Foamex Canada and Purchaser shall jointly execute an election under section 167 of the Excise Tax Act (Canada) and an election under section 75 of an Act Respecting the Québec Sales Tax following the prescribed form and including the prescribed information, such that no goods and services tax ("GST") or Québec sales tax ("QST") shall be payable in connection with the purchase and sale of the Purchased Assets of Foamex Canada pursuant to the provisions of this Agreement. Purchaser shall file the joint elections with the returns required to be filed by Purchaser under the Excise Tax Act (Canada) and an Act Respecting the Québec Sales Tax for the Purchaser's reporting periods in which the sale was made, in compliance with the requirements of the Excise Tax Act (Canada) and an Act Respecting the Québec Sales Tax.

Section 3.8       Subsection 20(24) Canadian Tax Election. Purchaser and Foamex Canada shall, if applicable, jointly execute and file an election under subsection 20(24) of the Income Tax Act (Canada) in the manner required by subsection 20(25) of the Income Tax Act (Canada), Sections 157.10 and 157.11 of the Taxation Act (Québec) and under the equivalent or corresponding provisions of any other applicable provincial or territorial statute, in the prescribed forms and within the time period permitted under the Income Tax Act (Canada), the Taxation Act (Québec) and under any other applicable provincial or territorial statute, as to such amount paid by Foamex Canada to Purchaser for assuming future obligations. In this regard, Purchaser and Sellers acknowledge that a portion of the Purchased Assets transferred by Foamex Canada pursuant to this Agreement and having a value equal to the amount elected under subsection 20(24) of the Income Tax Act (Canada), Sections 157.10 and 157.11 of the Taxation Act (Québec) and the equivalent provisions of any applicable provincial or territorial statute, is being transferred by Foamex Canada as a payment for the assumption of such future obligations by

Purchaser. Notwithstanding such elections, in the event it is determined by the Canada Revenue Agency or Revenu Québec, as the case may be, that there is a liability of Purchaser to pay, or of Foamex Canada to collect and remit, the GST or QST on all or part of the Purchased Assets, such GST or QST shall be paid in accordance with Section 8.1 and Purchaser shall pay all interest and penalties relating thereto.

Section 3.9	HL Fees, Seller Professional Fees and Wind-Down Amount.

(a)        HL Fees. On the Closing Date, Purchaser shall pay an amount equal to the invoiced but unpaid amount of the HL Fees (the "HL Fee Amount") as of such date into an escrow account (the "HL Fee Escrow") pursuant to an escrow agreement by and among Purchaser, HL and the Escrow Agent, in form and substance reasonably satisfactory to the parties thereto (the "HL Escrow Agreement"). The HL Escrow Agreement shall provide that within one (1) Business Day of receipt by the Escrow Agent of an order of the Bankruptcy Court allowing any or all of the HL Fee Amount, the Escrow Agent shall distribute to HL such allowed HL Fee Amount. Within one (1) Business Day of payment in full of the HL Fee Amount, the Escrow Agent shall disburse any remaining amounts held in the HL Fee Escrow to Sellers. Within one (1) Business Day of receipt by the Escrow Agent of a final and non-appealable order of the Bankruptcy Court (or such other court) disallowing any or all of the HL Fee Amount, the Escrow Agent shall disburse such disallowed HL Fee Amount to Sellers.

(b)       Seller Professional Fees. On the Closing Date, Purchaser shall pay an amount equal to the invoiced but unpaid amount of the Seller Professional Fees (the "Seller Professional Fee Amount") as of such date into an escrow account (the "Seller Professional Fee Escrow") pursuant to an escrow agreement by and among Purchaser, the Seller Professionals and the Escrow Agent, in form and substance reasonably satisfactory to the parties thereto (the "Seller Professional Fee Escrow Agreement"). The Seller Professional Escrow Agreement shall provide that within one (1) Business Day of receipt by the Escrow Agent of an order of the Bankruptcy Court allowing any or all of the Seller Professional Fee Amount, the Escrow Agent shall distribute to the applicable Seller Professional such allowed Seller Professional Fee Amount. Within one (1) Business Day of payment in full of the Seller Professional Fee Amount, the Escrow Agent shall disburse any remaining amounts held in the Seller Professional Fee Escrow to Sellers. Within one (1) Business Day of receipt by the Escrow Agent of a final and non-appealable order of the Bankruptcy Court (or such other court) disallowing any or all of the Seller Professional Fee Amount, the Escrow Agent shall disburse such disallowed Seller Professional Fee Amount to Sellers.

(c)        Wind-Down Amount. On the Closing Date, Purchaser shall pay an amount equal to the Wind-Down Amount into an escrow account (the "Wind-Down Escrow") pursuant to an escrow agreement by and among Purchaser, Sellers and the Escrow Agent in form and substance reasonably satisfactory to the parties thereto (the "Wind-Down Escrow Agreement"). The Wind-Down Escrow Agreement shall provide that within one (1) Business Day of receipt by the Escrow Agent of a written instruction from Sellers authorizing the disbursement of any or all of the Wind-Down Amount, the Escrow Agent shall disburse such amount as directed by Sellers. The wind-down of Sellers’ bankruptcy estates shall be administered by an appointee of the Sellers approved by the Bankruptcy Court, who shall disburse the Wind-Down Amount in accordance with the Wind-Down Budget, subject to the provisions of any applicable order of the Bankruptcy Court.

(d)       No Objection. Purchaser agrees that it shall not, and Purchaser shall cause its Affiliates not to, directly or indirectly, object to the allowance or payment of any HL Fees or Seller Professional Fees.

ARTICLE IV

CLOSING

Section 4.1       The Closing. The closing of the Sale (the "Closing") shall take place at the offices of Bracewell & Giuliani LLP, 1177 Avenue of the Americas, New York, NY 10036, at 10:00 a.m. local time, on the second (2nd) Business Day after the date upon which all conditions set forth in Article IX hereof have been satisfied or waived (other than those conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the parties may agree. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

Section 4.2	Deliveries at the Closing.

(a)        Sellers shall deliver or shall cause to be delivered to Purchaser the following at the Closing:

(i)        bills of sale, assignment agreements and other customary transfer documents necessary to transfer to Purchaser (or its Affiliate) all right, title and interest of Sellers to or in the Purchased Assets;

(ii)       evidence reasonably satisfactory to Purchaser that all notices of the assumption and assignment of the Purchased Contracts and of the assumption of the Assumed Liabilities, and all required Consents to, and approvals of, such assumptions and assignments have been given and received in accordance with applicable Law;

(iii)      a certificate signed by a Responsible Officer of each Seller (in form and substance reasonably satisfactory to Purchaser) certifying that the closing conditions set forth in Section 9.2(a) and (b) have been satisfied;

(iv)      certificates signed by a Responsible Officer of each Seller to which is attached: (i) true and correct copies of the Fundamental Documents of such Seller; (ii) true and correct copies of the resolutions of the board of directors for such Seller respecting the transactions contemplated by this Agreement and the Transaction Documents; (iii) a certificate reflecting the incumbency and true signatures of the officers of such Seller who execute this Agreement and other Transaction Documents on behalf of such Seller; and (iv) a certificate from the Secretary of State or other applicable Governmental Authority of the State of formation or incorporation, as applicable, dated within ten (10) days of the Closing Date, with respect to the existence and good standing of such Seller. The certificates required pursuant to this Section 4.2(a)(iv) shall certify that the documents referred to in (i) and (ii) above are attached thereto are true and correct copies, have been duly and validly adopted and have not been amended or altered except as reflected therein;

(v)      a certified copy of the Sale Order;

(vi)      a certified copy of the issued and entered Approval Order Recognition Order;

(vii)     a certified copy of the issued and entered Sale Order Recognition Order;

(viii)    either (a) a certificate of non-foreign status as described in IRC Section 1445 and the Treasury Regulations thereunder or (b) a certificate that the asset conveyed is not a U.S. real property interest under IRC Section 897, in form and substance reasonably satisfactory to Purchaser, from each Seller and any other Person treated as a seller of all or any portion of any asset under this Agreement for U.S. federal income tax purposes;

(ix)      the Closing Escrow Agreement, duly executed by an authorized officer of each Seller;

(x)       certificates or other evidence of Sellers' ownership interest, if any, in each of the Purchased Joint Ventures and Purchased Subsidiaries;

(xi)       subject to the provisions of Section 7.10, the Mexican APA;

(xii)       the elections referred to in Sections 3.6, 3.7 and 3.8;

(xiii)    assignment agreements, duly executed by an authorized officer of each applicable Seller, required to assign any Intellectual Property included in the Purchased Assets;

(xiv)    the Wind-Down Budget; and

(xv)      such other instruments as are reasonably requested by Purchaser and otherwise necessary to consummate the Sale.

(b)       Purchaser shall deliver or cause to be delivered to Sellers, or their designee(s), at the Closing:

(i)       the Estimated Cash Purchase Price;

(ii)       a certificate signed by a Responsible Officer of Purchaser certifying that the closing conditions set forth in Section 9.3(a) and (b) have been satisfied;

(iii)      a certificate signed by a Responsible Officer of Purchaser to which is attached: (i) true and correct copies of the Fundamental Documents of Purchaser; (ii) true and correct copies of the resolutions of the board of directors of Purchaser respecting the transactions contemplated by this Agreement and the Transaction Documents; (iii) a certificate reflecting the incumbency and true signatures of the officers of Purchaser who execute this Agreement and other Transaction Documents on behalf of such Seller; and (iv) a certificate from the Secretary of State or other applicable Governmental Authority of the State of formation or incorporation, as applicable, dated within ten (10) days of the Closing Date, with respect to the existence and good standing of Purchaser. The certificate required pursuant to this Section 4.2(b)(iii) shall certify that the documents referred to in (i) and (ii) above are attached thereto are true and correct copies, have been duly and validly adopted and have not been amended or altered except as reflected therein];

(iv)      the Closing Escrow Agreement, duly executed by an authorized officer of Purchaser;

(v)      the elections referred to in Sections 3.6, 3.7 and 3.8; and

(vi)      such other instruments as are reasonably requested by Sellers and otherwise necessary to consummate the Sale.

(c)        In addition to the deliveries set forth in Section 4.2(b), the Purchaser shall deliver the Escrow Amount to the Escrow Agent at the Closing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Subject to Bankruptcy Court approval of this Agreement and except as set forth in the SEC Documents filed after January 1, 2008 and prior to the date of this Agreement (other than the risk factors and forward looking information disclosed therein) and except as set forth in the disclosure schedule delivered by Sellers (the "Seller Disclosure Schedule") to Purchaser simultaneously with the execution and delivery hereof, Sellers jointly and severally represent and warrant to Purchaser that:

Section 5.1       Organization, Standing and Corporate Power. Each Seller and Purchased Subsidiary is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or formed and has the requisite corporate power and authority to carry on its business as now being conducted. Each Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect. Each Seller has delivered to Purchaser complete and correct copies of its respective Fundamental Documents, in each case as amended to the date of this Agreement.

Section 5.2	Subsidiaries and Joint Ventures.

(a)        Section 5.2 of the Seller Disclosure Schedule lists for each Selling Subsidiary, Purchased Subsidiary and Purchased Joint Venture, its form of organization, its respective jurisdiction of incorporation or formation, if applicable, whether it holds any right, title or interest in any Purchased Assets, and the holders of the outstanding Equity Securities of such Subsidiaries. All such Subsidiaries and joint ventures are Selling Subsidiaries and "debtors" in the Bankruptcy Cases, Purchased Subsidiaries or Purchased Joint Ventures.

(b)       All of the Equity Securities of each Selling Subsidiary and each Purchased Subsidiary, and the portion of Equity Securities of each Purchased Joint Venture owned by Sellers, are owned directly by Foamex Inc. or a wholly-owned Selling Subsidiary. All Equity Securities of each such Purchased Subsidiary, and all Equity Securities of the Purchased Joint Ventures included in the Purchased Assets, have been validly issued and are fully paid and nonassessable and, all such shares or ownership interests indicated as being owned by any Seller Parent or any of their respective Selling Subsidiaries are owned by such Seller Parent, by a Selling Subsidiary or by any Seller Parent and another Subsidiary, free and clear of all Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or Equity Securities) other than Permitted Liens.

Section 5.3	Authority; Noncontravention.

(a)        Subject to the Bankruptcy Court's entry of the Approval Order and the Sale Order and the Canadian Court's entry of the Approval Order Recognition Order and the Sale Order Recognition Order, (i) each Seller has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement and (ii) the execution and delivery of this Agreement by Sellers and the consummation by Sellers of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each Seller. This Agreement has been duly executed and delivered by each Seller and, assuming this Agreement constitutes a valid and binding agreement of Purchaser and subject to entry of the Sale Order and the entry of the

Sale Order Recognition Order, constitutes a valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, subject to (x) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and (y) general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

(b)       Subject to the Bankruptcy Court's entry of the Approval Order and the Sale Order and the Canadian Court's entry of the Approval Order Recognition Order and the Sale Order Recognition Order, the execution and delivery by Sellers of this Agreement or any other Transaction Documents to which a Seller is a party does not, and the consummation by Sellers of the transactions contemplated by this Agreement or any other Transaction Documents to which a Seller is a party, and compliance by Sellers with the provisions of this Agreement or any other Transaction Documents to which a Seller is a party, shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of any Seller or any Purchased Subsidiary under (i) the Fundamental Documents of any Seller or Purchased Subsidiary or (ii) subject to the governmental filings and other matters referred to in Section 5.3(c), any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to any Seller or its respective properties or assets other than any such conflicts, violations, defaults, rights, losses or Liens that (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect.

(c)        No Consent of any Governmental Authority, or any third party, is required by or with respect to any Seller or any Purchased Subsidiary in connection with the execution and delivery of this Agreement by such Seller, or the consummation by such Seller of the transactions contemplated by this Agreement, except for (i) the Consents set forth in Section 5.3(c) of the Seller Disclosure Schedule, (ii) the entry of the Sale Order by the Bankruptcy Court and the entry of the Sale Order Approval Order by the Canadian Court, (iii) compliance with any applicable requirements of the Exchange Act or Securities Act, and (iv) such other Consents as to which the failure to obtain or make (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect.

(d)       Neither the aggregate value of the Purchased Assets, nor the aggregate value of the gross revenues from sales in or from Canada generated from the Purchased Assets, exceeds the threshold value set forth in Section 110(2) of the Competition Act (Canada) and accordingly the transactions completed by this Agreement are not subject to review under the Competition Act (Canada). The transactions contemplated by this Agreement are not subject to review under Part IV of the Investment Canada Act on the grounds that the thresholds set forth in Section 14.1 of the Investment Canada Act are not met.

Section 5.4	SEC Documents; Financial Statements.

(a)        Except as set forth in Section 5.4(a) of the Seller Disclosure Schedule, Foamex Inc. has filed all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference therein) required to be filed by Foamex Inc. with the SEC between January 1, 2008 and the date of this Agreement pursuant to the Exchange Act (the "SEC Documents"), each of which, as finally amended prior to the date hereof, has complied as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act as of the date filed with the SEC. For the purposes of this Agreement, including Section 9.2(a) and the certificate to be delivered in accordance with Section 4.2(a)(iii), "SEC Documents" shall not include any reports, schedules, forms, statements or other documents (including exhibits and all other information incorporated by reference therein) required to be filed by Foamex Inc. with the SEC on or after the date of this Agreement.

(b)       None of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)        Except as set forth in Section 5.4(c) of the Seller Disclosure Schedule, the Financial Statements included in the SEC Documents complied, as of the date of filing, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC applicable thereto, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis throughout the periods involved (except as may be indicated in such statements or in the notes thereto) and fairly present (subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnotes) in all material respects the consolidated financial position of Foamex Inc. and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

(d)       Set forth in Section 5.4(d) of the Seller Disclosure Schedule are copies of the unaudited consolidated financial statements of Foamex Inc. and its consolidated Subsidiaries as at and for the period ended December 28, 2008 (the "Unaudited Financial Statements"), including a balance sheet and statements of operations and cash flows. The Unaudited Financial Statements (x) have been derived from the accounting books and records of Sellers, (y) were prepared in accordance with GAAP consistently applied with the audited Financial Statements (except as may be indicated in such statements or in the notes thereto) and (z) fairly present in all material respects the consolidated financial position of Foamex Inc. and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. There are no off-balance-sheet transactions, arrangements, obligations or relationships attributable to the Business that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.5       Absence of Certain Changes or Events. Except (i) as set forth in Section 5.5 of the Seller Disclosure Schedule, (ii) as required under this Agreement or (iii) as reasonably necessary as a result of or in connection with the Bankruptcy Case, since September 28, 2008, (a) there has not been or occurred any Material Adverse Effect and (c) no Seller has taken any action that, if taken following the execution of this Agreement, would have violated Section 7.1 hereof.

Section 5.6	Real Properties.

(a)        The Sellers and each Purchased Subsidiary have (i) good, valid, indefeasible and marketable title to the Owned Real Estate, (ii) good and valid leasehold interest in and to all Leased Real Estate and (iii) good and valid title to all other Purchased Assets constituting plants, buildings, structures, improvements, equipment and fixtures (other than tangible personal property covered by Section 5.7 below) or otherwise have the right to use such other Purchased Assets pursuant to a valid and enforceable lease, license or similar contractual arrangement, in each case free and clear of any Liens, other than Permitted Liens or as set forth in Section 5.6(a) of the Seller Disclosure Schedule.

(b)       Except as set forth in Section 5.6(b) of the Seller Disclosure Schedule, the Real Estate constitutes all of the real property assets required for the conduct of the Business in substantially the same manner as such Business is being operated as of the date hereof. The plants, buildings, structures, improvements, material equipment and fixtures (other than tangible personal property covered by Section 5.7 below) included in the Purchased Assets are in good repair, working order and operating condition, subject only to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used or held for use. To the Knowledge of Sellers, there are no facts or conditions affecting any Real Estate that could reasonably be expected, individually or in the aggregate, to interfere with the current use, occupancy or operation of such Real Estate. Except as set forth in Section 5.6(b) of the Seller Disclosure Schedule, only Sellers, the Purchased Subsidiaries and the Purchased Joint Ventures conduct the Business and the Business is not conducted through any other divisions or any direct or indirect Subsidiary or Affiliate of any Seller or Purchased Subsidiary.

(c)        Section 5.6(c) of the Seller Disclosure Schedule sets forth a complete and correct list of all real property owned by Sellers and each Purchased Subsidiary (together with all improvements and fixtures located thereon or attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating thereto, the "Owned Real Estate") and lists the address and owner of each parcel of Owned Real Estate. With respect to the Owned Real Estate, (i) no Seller has leased, licensed or otherwise granted to any Person the right to use or occupy such Owned Real Estate or any portion thereof, (ii) there are no outstanding options or rights of first offer or first refusal to purchase or lease or otherwise use or occupy the Owned Real Estate or any portion thereof or interest therein and (iii) except as set forth in Section 5.6(c) of the Seller Disclosure Schedule no Seller or Purchased Subsidiary is a party to any agreement or option to sell, mortgage, pledge, hypothecate, lease, sublease, license, convey, alienate, transfer or otherwise dispose of any Owned Real Estate or any portion thereof.

(d)       Section 5.6(d) of the Seller Disclosure Schedule sets forth a complete and correct list of all of the real property leased, licensed or otherwise granted to Sellers or the Purchased Subsidiaries and each lease with respect thereto (the "Leases", and all interests leased pursuant to the Leases, the "Leased Real Estate"), including the addresses thereof and all written amendments or modifications to the Leases. Sellers have delivered to Purchaser true, correct and complete copies of all Leases, including all written amendments or modifications thereto, and the Leases are unmodified and in full force and effect. No Seller or Purchased Subsidiary is a sublessor or grantor under any sublease or other instrument granting to another Person any right to the possession, lease, occupancy or enjoyment of the Leased Real Estate, except as set forth on Section 5.6(d) of the Seller Disclosure Schedule. With respect to each Lease, except as set forth in Section 5.6(d) of the Seller Disclosure Schedule:

(i)        the Leases are in full force and effect and are valid, binding and enforceable in accordance with their respective terms;

(ii)	no amount payable under any Lease is past due;

(iii)      each Seller and each Purchased Subsidiary is in compliance in all material respects with all commitments and obligations on its part to be performed or observed under each Lease and is not aware of the failure by any other party to any Lease to comply in all material respects with all of its commitments and obligations thereunder;

(iv)      no Seller, nor any Purchased Subsidiary, has received any written notice (1) of a default (which has not been cured), offset or counterclaim under any Lease, or, any other written communication calling upon it to comply with any provision of any Lease or asserting noncompliance, or asserting such Seller or Purchased Subsidiary has waived or altered its rights thereunder, and no event or condition has happened or presently exists which constitutes a default or, after notice or lapse of time or both, would constitute a default under any Lease on the part of any Seller or Purchased Subsidiary or, to the Knowledge of Sellers, any other party, or (2) of any Action against any party under any Lease which if adversely determined would result in such Lease being terminated or cut off;

(v)       no Seller, nor any Purchased Subsidiary, has assigned, subleased, sublicensed, mortgaged, pledged or otherwise encumbered or transferred its interest, if any, under any Lease; and

(vi)      each Seller and each Purchased Subsidiary has exercised within the time prescribed in each Lease any option provided therein to extend or renew the term thereof.

(e)        Except as disclosed in Section 5.6(e) of the Seller Disclosure Schedule, (i) there are no pending or, to the Knowledge of Sellers, threatened condemnation proceedings by or before any Governmental Authority with respect to any Real Estate and (ii) no Seller has received any written notice from any city, village, county or state or other Governmental Authority of any zoning, ordinance, building, fire, health or safety code or other legal violation in respect of any Lease. Each parcel of real property comprising the Real Estate has legal access to and from such property to a legally-dedicated, paved public right-of-way.

(f)        To the Knowledge of the Sellers, the use and operation of the Real Estate in the conduct of the Business does not violate in any material respect any Law, Consent, Lien or agreement of any Governmental Authority. No improvements constituting a part of the Real Estate encroach on any real property not owned, leased or licensed by Sellers to the extent that removal of such encroachment could reasonably be expected to materially impair the manner and extent of the current use, occupancy and operation of such improvements. There are no Liens, other than Permitted Liens, affecting the Real Estate that materially impair the ability of any Seller or any Purchased Subsidiary to use such property in the operation of the Business as currently conducted.

(g)       To the Knowledge of the Sellers, there are no pending or contemplated special assessments or reassessments of any parcel included in the Real Estate that would reasonably be expected to result in a material increase in the real property Taxes or other similar charges payable by any Sellers or any Purchased Subsidiaries with respect to any parcel of Owned Real Estate or in the rent, additional rent or other sums and changes payable by any Sellers or Purchased Subsidiaries under the Leases.

(h)       Each parcel included in the Owned Real Estate is assessed for real property Tax purposes as a wholly-independent Tax lot, separate and apart from any adjoining land or improvements not constituting a part of that parcel.

(i)        Sellers and the Purchased Subsidiaries are in possession of the Real Estate, respectively, and enjoy peaceful and undisturbed possession of such real property.

(j)        A true and complete copy of the Santa Teresa Indenture has been delivered to the Purchaser. The Santa Teresa Indenture is unmodified and is in full force and effect. The principal amount of the outstanding bonds under the Santa Teresa Indenture is $6,000,000. Seller has not received written notice of any default under the Santa Teresa Indenture and Seller has not received any written notice of any claim under Section 6.02 of the Santa Teresa Lease.

(k)       The bonds under the Tupelo Indenture have been fully paid and there is no further debt outstanding under the Tupelo Indenture.

Section 5.7       Tangible Personal Property. Except as set forth in Section 5.7 of the Seller Disclosure Schedule and other than the Excluded Assets, Sellers and the Purchased Subsidiaries have good and valid title to, or have good and valid leasehold interests in, all tangible personal property that is included in the Business, free and clear of all Liens other than Permitted Liens, except in each case as (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect.

Such owned and leased tangible personal property is in good working order, reasonable wear and tear excepted, except as (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect.

Section 5.8	Intellectual Property.

(a)        The operation of the Business and the business of each Purchased Subsidiary as currently conducted and the use of the Intellectual Property in connection therewith, to the Knowledge of Sellers, do not conflict with, infringe, misappropriate, dilute, misuse or otherwise violate the intellectual property rights of any third-party. No claim, action, suit, investigation, litigation or proceeding has been asserted or is pending or, to the Knowledge of Sellers, threatened against any Seller or any Purchased Subsidiary with respect to the foregoing.

(b)       Sellers and/or the Purchased Subsidiaries own all right, title and interest in and to the Intellectual Property and are entitled to use all Intellectual Property material to the Business subject only to the terms of the Intellectual Property Agreements, and, to Sellers’ Knowledge, are entitled to use all Intellectual Property material to the Business, subject only to the terms of the Intellectual Property Agreements, if applicable.

(c)        The Intellectual Property set forth in Section 5.8(c) of the Sellers Disclosure Schedule identifies all registrations and applications for the Intellectual Property owned by each Seller and each Purchased Subsidiary and used or held for use by Sellers in the Business as presently conducted (the "Registered Intellectual Property"), and the Intellectual Property Agreements.

(d)       The Registered Intellectual Property is subsisting and has not been adjudicated to be invalid or unenforceable in whole or part, and to the Knowledge of Sellers, is valid and enforceable. To the Knowledge of Seller, no Seller is aware of any uses of any item of Registered Intellectual Property that could be expected to lead to such item becoming invalid or unenforceable.

(e)        To Sellers' Knowledge, no Person is engaging in any activity that infringes, misappropriates, dilutes, misuses or otherwise violates the Intellectual Property that is material to the Business or any Seller's or any Purchased Subsidiary's rights therein. Except as set forth on Section 5.8(e) of the Sellers Disclosure Schedule hereto, no Seller or Purchased Subsidiary has granted any license in settlement of an infringement, release, covenant not to sue, or non-assertion assurance to any Person with respect to any Registered Intellectual Property.

(f)        With respect to each Intellectual Property Agreement, such Intellectual Property Agreement is in full force and effect.

(g)       No Seller's or Purchased Subsidiary's Registered Intellectual Property is subject to any settlement agreement, consent agreement, decree, order, injunction, judgment or ruling materially restricting the use of any Registered Intellectual Property or that would materially impair the validity or enforceability of such Registered Intellectual Property.

(h)       The Internet domain names set forth on Schedule 5.8(c) are registered and controlled by Seller or Purchased Subsidiary.

Section 5.9       Litigation. Except for such matters listed in Section 5.9 of the Seller Disclosure Schedule that will be discharged or that are reasonably expected to be discharged pursuant to the Sale Order and except for such environmental, health or safety matters addressed in Section 5.17, there is no Action or proceeding pending or, to the Knowledge of Sellers, threatened against Sellers or the Purchased

Subsidiaries that (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against any of Sellers or any Purchased Subsidiary that (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect.

Section 5.10	Material Contracts; Debt Instruments.

(a)        Section 5.10(a) of the Seller Disclosure Statement identifies all the following types of Contracts (each a "Material Contract", and collectively, the "Material Contracts") in effect as of the date hereof, which are related to the Purchased Assets or the Business generally and to which any Seller or Purchased Subsidiary is a party:

(i)        Contracts relating to Indebtedness (in either case, whether incurred, assumed, guaranteed or secured by any asset);

(ii)       joint venture, partnership, limited liability company or other similar Contracts;

(iii)       material lease for personal property;

(iv)      any Contract relating to any outstanding commitment for capital expenditures in excess of $100,000 individually or $300,000 in the aggregate;

(v)       Contracts (or series of related Contracts) relating to the acquisition, disposition or lease of any Person, business or material real property or other assets (whether by merger, sale of stock, sale of assets or otherwise);

(vi)      Contracts that (A) limit the freedom of any Seller, Purchased Subsidiary or the Business to compete in any line of business or with any Person or in any geographic area or (B) contains exclusivity obligations or restrictions binding on any Sellers or the Business;

(vii)     any sales, distribution, agency and marketing Contract (or series of related Contracts) involving in excess of $500,000 in any annual period;

(viii)    any Contract (or series of related Contracts) relating to the purchase by any Sellers of any products or services under which the undelivered balance of such products or services is in excess of $250,000;

(ix)      Contracts relating to any interest rate, currency or commodity derivatives or hedging transaction;

(x)      Contracts containing any "change of control" or similar provisions;

(xi)      Contracts (including any "take-or-pay" or keepwell agreement) under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of any Sellers or (B) any Sellers has directly or indirectly guaranteed liabilities or obligations of any other Person;

(xii)     Contracts with any current or former employee of any Seller or Purchased Subsidiary with aggregate payments of at least $100,000 remaining under such Contract or providing for any severance Liabilities;

(xiii)    Collective Bargaining Agreements and the Mexican Collective Bargainin Agreements; or

(xiv)    Contracts with any of the Persons listed in Section 5.10(a)(xiv) of the Seller Disclosure Schedule.

(b)       Each Material Contract included in the Purchased Assets is a legal, valid, binding and enforceable agreement of the applicable Sellers and is in full force and effect, and none of Sellers, Purchased Subsidiaries or, to the Knowledge of the Sellers, any other party thereto is in default or breach under the terms of, or has provided any written notice to terminate or modify, any such Material Contract. To the Knowledge of the Sellers, no Seller is a party to a Material Contract which is an oral Contract.

(c)        Except as set forth in Section 5.10(c) of the Seller Disclosure Schedule, following the entry of the Sale Order, no Consent of any third party is required under any Material Contract included in the Purchased Assets as a result of or in connection with, and the enforceability of any such Material Contract will not be affected by, the execution, delivery and performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby. Complete and correct copies of (i) each Material Contract (including all waivers thereunder) and (ii) all form Contracts related to the Business have been made available to Purchaser.

Section 5.11	Employees; Labor Matters.

(a)        Except as set forth in Section 5.10(a) of the Seller Disclosure Schedule, no Seller or Purchased Subsidiary is a party to or bound by any Collective Bargaining Agreement and there are no labor unions representing any employees employed by any Sellers or Purchased Subsidiaries ("Employees"). Within the past three (3) years there has not occurred or, to the Knowledge of Sellers, been threatened, any material strike, slowdown, picketing, work stoppage, concerted refusal to work or other similar material labor protest by any Employees. There are no material labor disputes currently subject to any grievance, arbitration, or Action, or, to the Knowledge of Sellers, threatened, by any Employees or any union representing the Employees. Within the past three (3) years neither Sellers, nor the Purchased Subsidiaries, have engaged in unfair labor practices within the meaning of the National Labor Relations Act or equivalent provision under any applicable Canadian Law that could, individually or in the aggregate, directly or indirectly, result in a material Liability to the Sellers or the Purchased Assets taken as a whole. Within the past three (3) years, neither Sellers nor the Purchased Subsidiaries have received written notice of the intent of any Governmental Authority responsible for the enforcement of labor and employment laws to conduct an investigation with respect to or relating to the Business which could, individually or in the aggregate, directly or indirectly, result in a material Liability to the Sellers or the Purchased Assets taken as a whole and, to the Knowledge of Sellers, no such investigation is in progress.

(b)       Each Seller and each Purchased Subsidiary is in material compliance with all material foreign and United States Laws governing their employment practices, terms and conditions of Employees' employment, wages and hours, equal opportunity, civil rights, labor relations, occupational health and safety, and obligation to withhold Employee payroll taxes, including the Immigration and Reform Control Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Federal Age Discrimination in Employment Act and any federal, state, provincial or local law governing labor and employment. In the past three (3) years, Sellers have not received a written complaint, demand letter, or written charge issued by a U.S. federal, state, provincial or local agency or other Governmental Authority that alleges a material violation by any Seller of any applicable material Law governing their employment practices, terms and conditions of

Employees' employment, wages and hours, equal opportunity, civil rights, labor relations, occupational health and safety, or obligation to withhold Employee payroll taxes. Neither Sellers, nor the Purchased Subsidiaries, (i) have engaged in any plant closing, work force reduction, or other reduction in force that has resulted or could reasonably be expected to result in material Liability under the Workers Adjustment and Retraining Notification Act or any other applicable United States Law or local, provincial, state Law with respect to the Employees, (ii) have been issued any written notice that any such action is to be brought in the future with respect to the Employees. The Sellers and the Purchased Subsidiaries are in material compliance with all applicable requirements of the Immigration Reform and Control Act and the Consolidated Omnibus Budget Reconciliation Act of 1985 with respect to the Employees.

(c)        Sellers have delivered to Purchaser a true, correct and complete list setting forth the name (except with respect to the Canadian employees), title, description of position, place of employment, current annual salary, most recent and/or expected bonus, and the to the extent applicable, deferred or contingent compensation, severance and other like benefits paid or payable (in cash or otherwise) for the years 2008 and 2009, for each current salaried employee, officer, directors, consultant or agent of each Seller and each Purchased Subsidiary. The parties agree that (i) the employee information disclosed to Purchaser pursuant to the present paragraph is necessary for Purchaser's determination to enter into this Agreement and proceed with the transactions contemplated hereby and for the parties to proceed with the Closing, and (ii) such information will only be used for such purposes for which it was initially collected from or in respect of such employee.

(d)       The Purchased Subsidiaries have made all material payments of profit sharing that were legally required to be paid to the employees thereof with respect to all periods prior to the date hereof.

Section 5.12	Benefits Plans and ERISA Compliance.

(a)        Section 5.12(a) of the Sellers Disclosure Schedule contains a list of all Benefit Plans of Sellers and all material Benefit Plans of the Purchased Subsidiaries. With respect to each Transferred Benefit Plan and each material Benefit Plan that is not a Transferred Benefit Plan, Sellers and the Purchased Subsidiaries have delivered or made available to Purchaser a true, correct and complete copy of: (A) all plan documents, benefit schedules, trust agreements, and insurance Contracts and other funding vehicles; (B) the three most recent annual reports (including Form 5500 Series) or filings and accompanying schedules, if any; (C) the current summary plan description, if any; (D) the three most recent annual financial reports, if any; (E) the most recent determination, opinion or advisory letter from the IRS or any other Governmental Authority, if any; (F) the three latest actuarial valuation reports (including but not limited to reports prepared for funding, deductions and financial accounting purposes), if any; and (G) the termination actuarial valuation reports and any supplementary actuarial reports prepared in respect of the termination of any pension plans maintained (or previously maintained) in Canada.

(b)       (i) Section 5.12(b)of the Seller Disclosure Schedule identifies each Transferred Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the IRC ("Qualified Plans") or that is registered with any Governmental Authority. The IRS or any other Governmental Authority has issued a favorable determination letter with respect to each Qualified Plan or registered plan (or the sponsor of such Qualified Plan or registered plan is entitled to rely on a favorable opinion or advisory letter) that has not been revoked, and (A) there are no existing circumstances or events that have occurred that would reasonably be expected to adversely affect in any material respect the qualified status of any Qualified Plan or related trust or the registered status of any Transferred Benefit Plan of the Sellers required to be registered and (B) with respect to any Qualified Plan or related trust or the registered status of any Transferred Benefit Plan of any Purchased Subsidiary, there are no existing circumstances or events that have occurred that would reasonably be expected to adversely affect the qualified status of any such Qualified Plan or related trust or registered status of any such Transferred Benefit Plan, except circumstances or events, which individually or in the aggregate would not reasonably be expected to result in a Mexican MAE.

(ii)       Sellers' 401(k) plan/tax-qualified "cash or deferred arrangement" has received a favorable determination letter (or the sponsor of such plan is entitled to rely on a favorable opinion or advisory letter) from the IRS that has not been revoked, and there are no existing circumstances or events that have occurred that could reasonably be expected to adversely affect the qualified status of such plan or related trust in any material respect and, except as set forth in Section 5.12(b)(ii) of the Seller Disclosure Schedule, such plan has been administered and is in compliance in all material respects with its terms and all applicable Laws. Notwithstanding anything in this Agreement to the contrary, the exclusive remedy of Purchaser for breach of this Section 5.12(b)(ii) shall be to not accept eligible rollover distributions (or purported eligible rollover distributions) from Sellers 401(k) plan/tax-qualified "cash or deferred arrangement" and as such, Purchasers shall not be deemed to be in breach of Section 7.7(e) hereof for failing to accept such eligible rollover distributions.

(c)        Each Transferred Benefit Plan has been administered and is in compliance in all material respects in accordance with its terms and all applicable Laws, except where, with respect to any Transferred Benefit Plan of a Purchased Subsidiary, such administration and/or noncompliance has not resulted in and could not reasonably be expected to result in a Mexican MAE. Except as set forth in Section 5.12(c) of the Seller Disclosure Schedule, no prohibited transaction has occurred (i) with respect to any Seller Benefit Plan that could reasonably be expected to result in a material liability to the Purchaser or (ii) with respect to any Benefit Plan of a Purchased Subsidiary, a Mexican MAE. All contributions required to be made to any Transferred Benefit Plan by applicable Laws or regulations for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the SEC Documents and the Financial Statements, except where such failure to make or reflect such contributions with respect to any Transferred Benefit Plan of a Purchased Subsidiary has not resulted in and could not reasonably be expected to result in a Mexican MAE.

(d)       Except as set forth in Section 5.12(d) of the Seller Disclosure Schedule, there does not now exist, and there are no existing circumstances that could reasonably be expected to result in, any Controlled Group Liability that would be a liability of Purchaser or any of its Affiliates following the Closing, other than with respect to Transferred Benefit Plans.

(e)        (i) Except as set forth in Section 5.12(e)(i) of the Seller Disclosure Schedule, no Seller or Purchased Subsidiary has any liability under any Transferred Benefit Plan for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except (A) for health continuation coverage as required by Section 4980B of the IRC or Part 6 of Title I of ERISA or other similar Laws, or (B) where such liability with respect to any Transferred Benefit Plan of a Purchased Subsidiary has not resulted and would not reasonably be expected to result in a Mexican MAE; (ii) except as set forth in Section 5.12(e)(ii) of the Seller Disclosure Schedule, no Purchased Subsidiary has any liability under any Benefit Plan for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the IRC or Part 6 of Title I of ERISA or other similar Laws, except where such liability has not resulted and would not reasonably be expected to result in a Mexican MAE; and (iii) except as set forth in Section 5.12(e)(iii) of the Sellers’ Disclosure Schedule, there has been no communication to employees of Sellers or the Purchased Subsidiaries or any of their Subsidiaries that would reasonably be expected or interpreted to promise or guarantee such employees retiree health or life insurance benefits or other retiree death benefits on a permanent basis for which Purchaser or any of its Affiliates would reasonably be expected to have any Liability following the Closing, except where such communication to employees of any Purchased Subsidiary (or its Subsidiaries) has not resulted and would not reasonably be expected to result in a Mexican MAE.

(f)        Except as set forth in Section 5.12(f) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of any Seller or any Purchased Subsidiary, except, in the case of any employee of any Purchased Subsidiary, which would not reasonably be expected to result in a Mexican MAE. Only to the extent that Section 280G(a) of the IRC is applicable to any Purchased Subsidiary, without limiting the generality of the foregoing, no material amount paid or payable by any such Purchased Subsidiary in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) shall be nondeductible by any Purchased Subsidiary under Section 280G(a) of the IRC.

(g)       There are no pending, or to the Knowledge of Sellers, threatened claims (other than claims for benefits in the ordinary course), lawsuits, investigations, examinations, arbitrations or other proceedings which have been asserted or instituted against the Benefit Plans, any fiduciaries thereof with respect to their duties to the Benefit Plans, any other persons with respect to the Benefit Plans or the assets of any of the trusts under any of the Benefit Plans which would reasonably be expected to result in any material Liability to Purchaser or, with respect to any Benefit Plans of the Purchased Subsidiaries, a Mexican MAE after the Closing.

(h)       Except as set forth in Section 5.12(h) of the Seller Disclosure Schedule, with respect to any Title IV Plan: (i) Sellers and the Purchased Subsidiaries, any of their respective Subsidiaries and the ERISA Affiliates satisfied the minimum funding standard, and have made all contributions required, under Section 302 of ERISA and Section 402 of the IRC; (ii) Sellers, the Purchased Subsidiaries, any of their respective Subsidiaries and the ERISA Affiliates have paid all amounts due to the PBGC pursuant to Section 4007 of ERISA; (iii) Sellers, the Purchased Subsidiaries, the Purchased Joint Ventures, any of their respective Subsidiaries and the ERISA Affiliates have not filed a notice of intent to terminate any Title IV Plan or adopted any amendment to treat a Title IV Plan as terminated, and the PBGC has not instituted proceedings to treat any Title IV Plan as terminated; (iv) no event has occurred or circumstance exists that may constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan; (v) no accumulated funding deficiency, whether or not waived, exists with respect to any Title IV Plan, and no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current Benefit Plan year of any such Title IV Plan, and, on and after the effectiveness of the Pension Protection Act of 2006, there has been no failure by any Benefit Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the IRC or Section 302 of ERISA) applicable to such plan, whether or not waived; and (vi) no reportable event (as defined in Section 403 of ERISA and in regulations issued thereunder) has occurred for which the notice requirement has not been waived.

(i)        Except as set forth in Section 5.12(i) of the Seller Disclosure Schedule, no Benefit Plan is a Multiemployer Plan, nor have Sellers, the Purchased Subsidiaries, nor any of their respective ERISA Affiliates, been obligated to contribute or have any liability with respect to any Multiemployer Plan.

(j)        As of December 31, 2008, the total unfunded liability with respect to the post-retirement welfare obligations that are Assumed Liabilities set forth on Section 2.3(l) of the Sellers’ Disclosure Schedule was $27,000 on an accumulated post retirement benefit obligations basis.

(k)        [Reserved]

(l)        Except as set forth in Section 5.12(l) of the Seller Disclosure Schedule, none of the Sellers or Purchased Subsidiaries, nor any of their ERISA Affiliates have incurred any material liability for any tax, excise tax, penalty or fee with respect to any Benefit Plan under Sections 412, 4971, 4977, 4978, 4979, 4980 or 4980B of the IRC or Sections 302 or 502 of ERISA which could result in any material Liability to Purchaser or any Purchased Subsidiary after the Closing, and no Lien on the Purchased Assets has arisen as a result of any material liability under such Sections.

(m)      The parties acknowledge and agree that the representations and warranties of Sellers with respect to Transferred Benefit Plans contained in this Agreement or any certificate delivered by Sellers pursuant to this Agreement, including without limitation, the certificate required by Section 4.2(a)(iii) hereof, shall be limited to (i) as to such representations and warranties made as of the date of this Agreement, the Transferred Benefit Plans identified in Section 2.6 of the Seller Disclosure Schedule in the form delivered by Sellers on or prior to the date of this Agreement and (ii) as to such representations and warranties made as of the Closing Date, the Transferred Benefit Plans identified in Section 2.6 of the Sellers Disclosure Schedule as of the Closing Date. The parties further agree and acknowledge that Sellers may update Section 5.12 of the Seller Disclosure Schedule to reflect any additional disclosures that may be required thereunder as a result of Purchaser’s designation of any Benefit Plans as Transferred Benefit Plans after the date of this Agreement in accordance with Section 2.6 and that no such updates shall be considered a breach of the representations and warranties contained in this Section 5.12 made as of the date of this Agreement.

(n)       Section 5.12(n) of the Seller Disclosure Schedule lists all material non-U.S. government-sponsored employee benefit plans to which the Sellers and any Purchased Subsidiary are obligated to contribute (each a "Government Sponsored Plan"). The Sellers and the Purchased Subsidiaries have satisfied all contribution requirements with respect to such Government Sponsored Plans, if any.

Section 5.13     Licenses. Section 5.13 of the Seller Disclosure Schedule contains a true and correct list of all material Licenses that are held by Sellers and the Purchased Subsidiaries as of the date hereof and that are necessary for Sellers and the Purchased Subsidiaries to operate the Business in all material respects. All such Licenses are in full force and effect, as of the date hereof, and Sellers and the Purchased Subsidiaries are not, as of the date hereof, in default (or with the giving of notice or lapse of time or both, would be in default) under any such Licenses, except as would not reasonably be expected to have a Material Adverse Effect. There are no proceedings pending or, to the Knowledge of Sellers, threatened in writing that seek the revocation, cancellation, suspension or adverse modification of any such Licenses. All required filings with respect to such Licenses have been timely made and all required applications for renewal thereof have been timely filed except where the failure to make any such filing or application would not reasonably be expected to have a Material Adverse Effect.

Section 5.14     Restrictions on Business Activities. There is no Contract (non-compete or otherwise), commitment, judgment, injunction, order or decree binding upon any Seller or any Purchased Subsidiary or to which any Seller or any Purchased Subsidiary is a party, that by its terms prohibits or impairs any business practice of any Seller or any Purchased Subsidiary, any acquisition of property by any Seller or any Purchased Subsidiary or the conduct of the Business in any geographic region. Without limiting the foregoing, except as set forth in Section 5.14 of the Seller Disclosure Schedule, no Seller or

Purchased Subsidiary has entered into any Contract under which it is restricted from selling, licensing or otherwise distributing any of its products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

Section 5.15	[Reserved].

Section 5.16     Insurance. Section 5.16 of the Seller Disclosure Schedule sets forth all insurance policies with respect to the Purchased Assets other than any director and officer or similar insurance policies and any insurance policies of any Purchased Joint Ventures. All such policies are in full force and effect and Sellers and the Purchased Subsidiaries have complied with the terms thereof in all material respects.

Section 5.17     Environmental Matters. Except as set forth in Section 5.17 of the Seller Disclosure Schedule and except for any matter relating to an Excluded Asset or that is an Excluded Liability:

(a)        Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no Actions pending against any Seller or Purchased Subsidiary relating to or arising out of an Environmental Law nor are any such Actions, to the Knowledge of Sellers, threatened against any Seller or Purchased Subsidiary, nor has any Seller or Purchased Subsidiary received any written notice, alleging or warning of a violation or noncompliance with any Environmental Law at or in relation to any Real Estate or any real property previously owned or operated by any Seller, Purchased Subsidiary or their corporate predecessors.

(b)       Sellers and the Purchased Subsidiaries, respectively, (i) are and have been in compliance in all material respects with applicable Environmental Laws, and (ii) have obtained all Environmental Permits arising under Environmental Law that are necessary for the conduct of the Business in compliance in all materials respects with applicable Environmental Law.

(c)        Seller has not Released Hazardous Substances in amounts, concentrations or conditions, and, to the Knowledge of Sellers, no Release or threatened Release of Hazardous Substances has occurred or is occurring, at, in or under or migrating from the Real Estate or any real property previously owned or operated by any Seller or Purchased Subsidiary or their respective corporate predecessors, in each case requiring notice, investigation or response action by any Seller or Purchased Subsidiary pursuant to applicable Environmental Law, except as would not, individually or in the aggregate, reasonably be expected to result in a material Environmental Liability forming the basis of an Action pursuant to any applicable Environmental Law.

(d)       There are no Environmental Liabilities of any Seller or Purchased Subsidiary that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of Sellers or the Purchased Subsidiaries has owned, leased or operated a site, or, to the Knowledge of Sellers, disposed of, sent or arranged for the transportation of Hazardous Substances at or to a site, that (i) pursuant to CERCLA or any analogous state law, has been placed or is proposed to be placed by the United States Environmental Protection Agency or analogous state authority on the National Priorities List or analogous state list or (ii) has been or is involved in any government-sponsored voluntary cleanup program.

(e)        None of Sellers or the Purchased Subsidiaries has by law or contract agreed to, assumed or retained any responsibility or liability relating to environmental, health or safety matters, including responsibility to indemnify for, defend against or retain any material Environmental Liability under any lease, purchase agreement, sale agreement, joint venture agreement or other binding corporate or real estate document or agreement.

(f)        Except to the extent not in Sellers' or the Purchased Subsidiaries' possession or control, Sellers and the Purchased Subsidiaries have identified and made available to Purchaser, true and correct copies of all significant environmental and health and safety audits or assessments, analyses of soil, groundwater, indoor and outdoor air, sediment, surface water and asbestos containing materials relating in whole or in part to Sellers and to the Purchased Subsidiaries, the Real Estate or the Business, and any material written communications received by any Seller or Purchased Subsidiary since January 1, 2007 from any Governmental Authorities relating in whole or in part to potential or alleged non-compliance with Environmental Laws or the existence of contamination by Hazardous Substances at any Real Estate or any real property previously owned or operated by any Sellers or the Purchased Subsidiaries or their corporate predecessors or the compliance of the owners, operators or lessees thereof with respect to any Environmental Law.

(g)       To the Knowledge of Sellers, neither Sellers nor the Purchased Subsidiaries have received any written complaint, claim, citation, notice, summons or subpoena that alleges that any Seller, Purchased Subsidiary or the Business is liable for the presence or Release of Hazardous Substances resulting from the use of any product manufactured or sold by any Seller, Purchased Subsidiary or the Business prior to the Closing Date.

Section 5.18     No Brokers. Except as set forth in Section 5.18 of the Seller Disclosure Schedule no Person has acted, directly or indirectly, as a broker or financial advisor for Sellers or the Purchased Subsidiaries in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

Section 5.19	Taxes. Except as set forth in Section 5.19 of the Seller Disclosure Schedule:

(i)        Each Seller and each Purchased Subsidiary has timely filed all Tax Returns with the appropriate Taxing Authority in accordance with all applicable Laws. All such Tax Returns are correct and complete in all material respects. All material Taxes owed or remittable by each Seller and each Purchased Subsidiary have been paid.

(ii)       No Lien (other than Tax Liens contested in good faith) has been filed on or with respect to any Seller, any Purchased Asset or any asset of a Purchased Subsidiary as a result of failure to pay Taxes. To the Knowledge of Sellers, no investigation, audit, proceeding or other examination by any Taxing Authority is in progress, pending or threatened with respect to any Tax Return filed by, or Taxes relating to, any Seller, any Purchased Asset or any asset of a Purchased Subsidiary. No agreement, consent, clearance, or other Tax ruling or agreement has been executed or entered into relating to Taxes arising in connection with the ownership or operation of any Purchased Asset or any asset of any Purchased Subsidiary, including any IRS private letter rulings or comparable rulings of any Taxing Authority and closing agreements pursuant to Section 7121 of the IRC or any similar Law.

(iii)      Each Seller and each Purchased Subsidiary has withheld and timely remitted all material Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(iv)      No Seller or Purchased Subsidiary has been notified in writing by any Taxing Authority that it intends to assess any additional Taxes against it for any period and there are no pending adjustments by any Taxing Authority in connection with any Tax Return filed by any Seller or any Purchased Subsidiary. No dispute, Tax audit, or claim concerning any Tax Liability of any Seller or any Purchased Subsidiary has been proposed, threatened or claimed in writing by any Taxing Authority.

(v)       No Seller or Purchased Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(vi)      No Seller or Purchased Subsidiary has filed a consent pursuant to Section 341(f) of the IRC concerning collapsible corporations. No Seller or Purchased Subsidiary is a party to any Tax allocation, sharing, or similar arrangement or agreement (whether or not in writing). No Seller or Purchased Subsidiary has any liability for the Taxes of any other Person (other than liability arising as a result of any Sellers' status as a member of Foamex Inc.'s affiliated group filing a consolidated federal income Tax Return under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law)), as a transferee or successor, by Contract, or otherwise.

(vii)     No Seller or Purchased Subsidiary is required to include in income any adjustment pursuant to Section 481(a) of the IRC (or similar provisions of other Law or regulations) in its current or in any future taxable period by reason of a change in accounting method; nor, to the Knowledge of Sellers, has the IRS (or other Taxing Authority) proposed or is considering proposing, any such change in accounting method. No Seller or Purchased Subsidiary is a party to any agreement, Contract, or arrangement that (individually or in the aggregate) could reasonably be expected to give rise to the payment of any amount (whether in cash or property, including stock or other equity interests) that would not be deductible pursuant to the terms of Sections 162(a)(1) or 162(n) of the IRC.

(viii)    No Seller or Purchased Subsidiary has engaged in any reportable transaction as defined in the Treasury Regulations section 1.6011-4.

(ix)      None of the Sellers or Purchased Subsidiaries has constituted a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the IRC) in connection with a distribution of stock intended to qualify for tax-free treatment under Section 355 of the IRC.

(x)       Each of the Purchased Subsidiaries is, and has always been since the date of its formation, treated as a corporation for U.S. federal income Tax purposes.

(xi)      Foamex Canada is not a non-resident of Canada for purposes of the Income Tax Act (Canada).

(xii)     Except for the Purchased Assets sold by Foamex Canada hereunder, none of the Purchased Assets constitute "taxable Canadian property" for purposes of the Income Tax Act (Canada).

(xiii)    Foamex Canada is registered under Part IX of the Excise Tax Act (Canada) and Chapter VIII of An Act Respecting Quebec Sales Tax with the following registration numbers: GST (104445846RT0001), QST  (1003703033TQ0001).

Section 5.20     Regulated Entities. No Seller or Purchased Subsidiary is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940. No Seller or Purchased Subsidiary is a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, or a regulated entity under the Federal Power Act, the Interstate Commerce Act, any state public utilities code or law, or any other federal or state statute or regulation limiting its ability to incur indebtedness.

SECTION 5.21     NO OTHER REPRESENTATIONS. Except as and to the extent set forth in this Agreement, Sellers do not make any representation or warranty whatsoever to Purchaser, and Sellers hereby disclaim all liability and responsibility for any representation, warranty, statement or information not included in this Agreement that was made, communicated or furnished (orally or in writing) to the Purchaser or any of its Affiliates or representatives.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers as of the date hereof that:

Section 6.1       Corporate Existence and Qualification. Purchaser (a) is a limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite power and authority to carry on its business as it is now being conducted and (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to prevent, hinder or impair the ability of Purchaser to perform its obligations under this Agreement.

Section 6.2       Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by Purchaser of the Transaction Documents to which it is a party: (a) are within Purchaser's corporate power; (b) have been duly authorized by all necessary corporate action; (c) do not contravene any provision of its Fundamental Documents; and (d) do not violate any Law of any court or Governmental Authority. Each of the Transaction Documents shall be duly executed and delivered by Purchaser to the extent a party thereto and each such Transaction Document shall constitute a legal, valid and binding obligation of Purchaser enforceable against it in accordance with its terms, subject to (x) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and (y) general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

Section 6.3       Consents and Approvals. Except for any such requirements, the failure of which to be obtained or made would not reasonably be expected to prevent, impede or materially delay or otherwise affect in any material respect the Sale, and assuming the truth and correctness of the representations and warranties of Sellers set forth in Section 5.3(d) hereof, no Consent of any Governmental Authority or any third party is required to be made or obtained by Purchaser in connection with the execution, delivery, and performance by Purchaser of this Agreement or any of the other Transaction Documents to which Purchaser is a party, other than the filing of a premerger notification and report form by Purchaser under the HSR Act.

Section 6.4	Financial Ability; Purchaser DIP Claim.

(a)        The Purchaser has, and on the Closing Date will have, sufficient cash on hand to allow Purchaser to perform all of its obligations under this Agreement, including payment of (i) the

Purchase Price and (ii) all fees and expenses to be paid by Purchaser related to the transactions contemplated by this Agreement.

(b)       The DIP Lender owns, free and clear of all Liens, the Purchaser DIP Claim and shall assign the Purchaser DIP Claim to Sellers at the Closing pursuant to the DIP Claim Assignment Agreement.

Section 6.5       Investment Intention. Purchaser is acquiring the Equity Securities of Purchased Subsidiaries and Purchased Joint Ventures for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(a)(11) of the Securities Act). Purchaser understands that the Equity Securities of Purchased Subsidiaries and Purchased Joint Ventures may not have been registered under the Securities Act and may not be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

Section 6.6       No Brokers. Except for Broadpoint Capital Inc. the fees, commissions, expenses or other payments for which Purchaser is solely responsible, no Person has acted, directly or indirectly, as a broker or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

Section 6.7       No Plan Assets. Purchaser is not a "benefit plan investor" and none of the assets of Purchaser include "plan assets" (as such terms are defined under Department of Labor Regulation Section 2510.3-101, as modified by Section 3(42) of ERISA).

Section 6.8       Investigation by Purchaser. Purchaser has conducted its own independent review and analysis of the Purchased Assets and the Assumed Liabilities and the Business and acknowledges that Seller has provided Purchaser and its Affiliates and representatives with access to the personnel, properties, premises and records of the Business for this purpose. In entering into this Agreement, Purchaser has relied solely upon its own investigation and analysis, and Purchaser (i) acknowledges that neither Sellers nor any Affiliates of Sellers or their respective Related Persons makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Purchaser or its Affiliates or Related Persons, except for the representations and warranties contained in Article V hereof (which are subject to the limitations and restrictions contained in this Agreement); and (ii) agrees, to the fullest extent permitted by Law, that none of Sellers, Sellers' Affiliates or any of their respective Related Persons shall have any liability or responsibility whatsoever to Purchaser or its Affiliates or Related Persons on any basis (including, without limitation, in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made, to Purchaser or its Affiliates or Related Persons (or any omissions therefrom).

Section 6.9       Warranties Exclusive. Purchaser acknowledges that the representations and warranties contained in Article V are the only representations or warranties given by Sellers and that all other express or implied representations and warranties are disclaimed. Without limiting the foregoing Purchaser acknowledges that neither Sellers nor their Affiliates or Related Persons have made any representation or warranty concerning (i) any use to which the Purchased Assets may be put, or (ii) any future revenues, costs, expenditures, cash flow, results of operations, collectability of accounts receivable, financial condition or prospects that may result from the ownership, use or sale of the Purchase Assets or the Assumption of the Assumed Liabilities.

Section 6.10     Taxes. Purchaser shall be registered under Part IX of the Excise Tax Act (Canada) and under Chapter VIII of An Act Respecting the Quebec Sales Tax and at or prior to the Closing shall deliver to Sellers the applicable GST and QST registration numbers.

ARTICLE VII

COVENANTS

Section 7.1	Conduct of Business Pending Closing.

(a)        Except as otherwise expressly contemplated by this Agreement, the other Transaction Documents or Section 7.1(a) of the Seller Disclosure Schedule or with the prior written consent of Purchaser, during the period from and after the date hereof until the earlier of termination of this Agreement or the Closing Date, Sellers shall use commercially reasonable efforts to, and shall cause the Purchased Subsidiaries to use commercially reasonable efforts to, conduct the Business in all material respects in the ordinary course of business, including meeting all postpetition obligations relating to the Business as they become due. Except as otherwise expressly contemplated by this Agreement or the other Transaction Documents or Section 7.1(a) of the Seller Disclosure Schedule, except as may be required in connection with or as a result of the Bankruptcy Case, or with the prior written consent of Purchaser, during the period from and after the date hereof until the earlier of termination of this Agreement or the Closing Date, Sellers shall, and shall cause the Purchased Subsidiaries to, (i) use reasonable efforts to preserve and maintain their relationships with their customers, suppliers, unions, partners in the Purchased Joint Ventures, lessors, licensors, licensees, contractors, distributors, agents, officers, and employees and other Persons with which they have significant business relationships material to the Business except in relation to the Contracts of the Business that are determined not to become Purchased Contracts in accordance with this Agreement; provided that nothing herein shall prevent Sellers from commencing or defending any Action against or by any such Person in connection with the claims of such Person in the Bankruptcy Case or in the Canadian Proceeding; (ii) use reasonable efforts to preserve and maintain the Purchased Assets, ordinary wear and tear excepted; (iii) use reasonable efforts to preserve the ongoing operations of the Business; (iv) maintain the Books and Records in all material respects in the ordinary course of business; (v) comply in all material respects with all applicable Laws (including Environmental Laws); (vi) not enter into any business, arrangement or otherwise take any action that would reasonably be expected to have a material adverse impact on the ability of Sellers, the Purchased Subsidiaries or Purchaser to obtain any approvals of any Governmental Authority for this Agreement and the transactions contemplated hereby; and (vii) not dispose of any Real Estate and, except in the ordinary course of business, not modify, amend or terminate any of the Leases.

(b)       Without limiting the generality of the foregoing, except as otherwise expressly contemplated by this Agreement, the other Transaction Documents, Section 7.1(b) of the Seller Disclosure Schedule or with the prior written consent of Purchaser, during the period from and after the date hereof until the earlier of termination of this Agreement or the Closing Date, each of Sellers shall not, and shall cause each Purchased Subsidiary not to, do any of the following:

(i)        with respect to the Equity Securities of Foamex Inc., declare, set aside or pay any dividends (payable in cash, stock, property or otherwise) on, or make any other distributions in respect of its capital stock;

(ii)       issue, deliver, sell, pledge or otherwise encumber or subject to any Lien the Equity Securities of any Selling Subsidiary or Purchased Subsidiary;

(iii)       amend their Fundamental Documents;

(iv)      acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business of another Person;

(v)       other than with respect to Permitted Liens, sell, assign, license, transfer, convey, lease or otherwise dispose of any Purchased Assets, other than sales of inventory in the ordinary course of business;

(vi)      other than with respect to the DIP Financing, incur any Indebtedness for borrowed money;

(vii)     pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or purchase any properties or assets from, or enter into any Material Contract with any of Sellers' or Purchased Subsidiaries' executive officers or directors (or immediate family members thereof), other than payment of compensation and benefits in the ordinary course of business;

(viii)    other than in accordance with Section 2.5 hereof, assume or reject or amend, restate, supplement, modify, waive or terminate any Material Contract, material Permit or unexpired Lease or enter into any settlement of any claim that (i) is outside the ordinary course of business, (ii) delays the Closing, (iii) relates to a Material Contract or (iv) subjects any Seller or any Purchased Subsidiary to any material non-compete or other similar material restriction on the conduct of its Business that would be binding following the Closing;

(ix)      adopt or change any method of accounting (except as required by changes in GAAP or Mexican GAAP), make, change or revoke any Tax election, change any annual Tax accounting period, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to the extension or waiver of the limitations period applicable to any Tax claim or assessment, or take or omit to take any other action if such action or omission would have a material effect on any Seller, Purchased Subsidiary, Purchased Joint Venture or in the Sellers' reasonable belief, Purchaser, except as required by Law;

(x)       with respect to Transferred Employees, except as may be required by applicable Laws or any Contract or Benefit Plan, (i) grant any material increase or acceleration in compensation or benefits, except in the ordinary course of business; (ii) grant any material increase in severance or termination pay (including the acceleration in the exercisability of any options or in the vesting of shares of common stock (or other property)); (iii) enter into any material employment, deferred compensation, severance or termination agreement with or for the benefit of any such Transferred Employee; (iv) pay or provide to any Transferred Employee any benefit not provided for under a Benefit Plan as in effect on the date hereof to which such Transferred Employee is a beneficiary of as of the date hereof, other than the payment of base compensation, pay in lieu of notice or severance (but only to the extent that such severance is (x) paid after reasonable notice to Purchaser and (y) not otherwise prohibited by this Agreement) in each case, in the ordinary course of business; (v) establish, adopt, enter into, terminate or amend any collective bargaining agreement or other labor union contract or Transferred Benefit Plan (except as required by Law or except as may be expressly required or allowed by the terms of this Agreement); or (vi) take any action to accelerate or dilute any material rights or benefits, including vesting and payment, under any collective bargaining agreement or Transferred Benefit Plan;

(xi)      acquire any additional Equity Securities of Foamex Shanghai Laminated Material Co., Ltd. including pursuant to that certain Share Transfer Agreement between Shanghai Luwan Industry Investment Co., Ltd. and Foamex previously provided to Purchaser; or

(xii)      agree to take any of the foregoing actions.

Section 7.2     Access to Information. Until the Closing Date, Sellers shall, and shall cause each Purchased Subsidiary to, (i) afford to the officers, employees, attorneys, financial advisors, financing sources, Affiliates and other representatives of Purchaser (collectively, the "Purchaser Advisors"), reasonable access during normal business hours and upon reasonable advance notice to the Purchased Assets and Sellers' and Purchased Subsidiaries' properties, respectively, (including access to existing environmental reports), Books and Records and Contracts; (ii) make available to the Purchaser Advisors copies of all such Contracts, Books and Records and other existing documents and data as the Purchaser Advisors may reasonably request, including any financial data filed with the Bankruptcy Court or otherwise provided to any lender under any Indebtedness of the Sellers and the Purchased Subsidiaries; and (iii) make available to the Purchaser Advisors during normal business hours and upon reasonable advance notice the appropriate management personnel of Sellers (and shall use commercially reasonable efforts to cause their attorneys, accountants and other professionals to be made available) for discussion of the Business and each Purchased Subsidiary's business, properties, the Purchased Assets, the Assumed Liabilities and personnel as Purchaser may reasonably request;, in each case so long as such access does not unreasonably interfere with the operations of the Sellers and the Purchased Subsidiaries; provided, however, that nothing in this Section 7.2 or otherwise shall require Sellers or the Purchased Subsidiaries to furnish to the Purchaser Advisors any confidential materials prepared by Sellers' or the Purchased Subsidiaries' financial advisors or legal advisors or any materials to the extent that the disclosure thereof would result in the loss of attorney-client privilege or would result in a violation of Law or breach of an agreement or other obligation.

Section 7.3       Consents. Sellers shall use commercially reasonable efforts to, and shall cause each Purchased Subsidiary to use commercially reasonable efforts to, cooperate with Purchaser to solicit and obtain all Consents, waivers, approvals, authorizations or orders required for the consummation of transactions contemplated by this Agreement and the other Transaction Documents, including with respect to any Contracts designated to be Purchased Contracts in accordance with Section 2.5 hereof.

Section 7.4	[Reserved].

Section 7.5       Further Assurances. At any time and from time to time after the date hereof, Sellers and Purchaser agree to use their respective reasonable efforts to cooperate with each other and (a) at the reasonable request of the other party, execute and deliver any instruments or documents and (b) take, or cause to be taken, all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

Section 7.6	Bankruptcy Covenants.

(a)        Approval of Break-Up Fee and Reimbursable Expenses. Sellers acknowledge and agree that Purchaser has expended considerable time and expense in connection with this Agreement and the negotiation thereof and the identification and quantification of assets of Sellers and the Purchased Subsidiaries. In consideration therefor, Sellers shall file with and seek the approval of the Bankruptcy Court of the Approval Motion, including the Break-Up Fee and Reimbursable Expenses, and the entry by the Bankruptcy Court of the Approval Order approving the payment of the Break-Up Fee and the Reimbursable Expenses in accordance with Section_10.2 hereof and deeming the Break-Up Fee and the Reimbursable Expenses as administrative priority expenses under sections 503(b) and 507(a)(1) of the Bankruptcy Code and obtaining the Approval Recognition Order.

(b)       Bidding Procedures. Not later than the date that is one (1) Business Day following the date hereof, Sellers shall file a motion seeking entry of the Approval Order with the Bankruptcy Court (the "Approval Motion"). Sellers shall use commercially reasonable efforts to obtain entry by the Bankruptcy Court of the Approval Order (with such changes thereto as Purchaser shall approve or request in its reasonable discretion) within twenty (20) days after the date hereof. Sellers shall comply with all of the terms and conditions contained in the Bidding Procedures, including the occurrence of the events by the dates and times listed therein which are expressly incorporated by reference herein as if set forth at length.

(c)       Non-Solicitation.

(i)        From the time of execution and delivery by each Seller and Purchaser of this Agreement until the Bankruptcy Court's entry of the Approval Order (the "Non-Solicitation Period"), Sellers shall not, and shall cause each of the Purchased Subsidiaries not to, nor shall they authorize or permit any of their respective controlled Affiliates to, nor shall they authorize or permit any officer, director, manager or employee of, or any investment banker, attorney or other advisor, agent or representative of, Sellers or any of their respective controlled Affiliates (each of the foregoing, collectively the "Seller Representatives") to directly or indirectly solicit or otherwise encourage any Person with respect to any inquiries or the submission of an Alternative Transaction or Restructuring Transaction or engage in any negotiations concerning the terms of an Alternative Transaction or Restructuring Transaction or provide any information or data to, or have any discussions with any Person relating to an Alternative Transaction or Restructuring Transaction, or otherwise facilitate any effort or attempt to make or implement an Alternative Transaction or Restructuring Transaction or enter into any agreement or understanding with any other Person with the intent to effect an Alternative Transaction or Restructuring Transaction; provided that Sellers and the Seller Representatives shall be authorized and permitted to (x) provide and continue to provide information or data to those Persons that, as of the date hereof, have already expressed, or during the Non-Solicitation Period express, interest to Sellers or the Seller Representatives that such Person is interested in potentially proposing an Alternative Transaction or Restructuring Transaction and (y) execute confidentiality agreements with such interested Persons; provided further that during the Non-Solicitation Period, Sellers and the Seller Representatives shall not be authorized or permitted to engage in any negotiations concerning the terms of an Alternative Transaction or Restructuring Transaction with any such Person. Sellers shall not, and shall not authorize any Purchased Subsidiary to, execute any definitive documents (other than confidentiality agreements) relating to any Alternative Transaction or Restructuring Transaction during the Non-Solicitation Period.

(ii)       Following the Non-Solicitation Period, Sellers and Seller Representatives shall not be subject to any restrictions with respect to the solicitation or encouragement of any entity concerning an Alternative Transaction or Restructuring Transaction in accordance with the Bidding Procedures; provided, however, that within forty-eight (48) hours after Sellers' receipt of any written offer for an Alternative Transaction or any Restructuring Transaction, Sellers must deliver to Purchaser by email transmission, facsimile transmission or same day courier service true and complete copies of all documents related to any such offer.

(d)       Bankruptcy Court Approval.

(i)        Sellers shall use commercially reasonable efforts to serve a copy to the applicable Taxing Authority of the Approval Motion (along with a copy of the proposed Sale Order and Approval Order) in each jurisdiction where the Purchased Assets are subject to Tax at least twenty-five (25) days prior to the Sale Hearing.

(ii)       Sellers shall use commercially reasonable efforts to obtain entry by the Bankruptcy Court of the Sale Order no later than sixty (60) days after the date hereof.

(iii)      Sellers shall use commercially reasonable efforts to obtain entry by the Canadian Court of the Sale Order Approval Order no later than seven (7) days after the date of entry of the Sale Order.

(iv)      If the Approval Order or Sale Order or any other orders of the Bankruptcy Court relating to this Agreement shall be appealed by any party (or a petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to any such order), Sellers shall diligently defend against such appeal, petition or motion and shall use their commercially reasonable efforts to obtain an expedited resolution of any such appeal, petition or motion; provided that Sellers consult with Purchaser at Purchaser's reasonable request regarding the status of any such proceedings or Actions.

(v)       Sellers shall use commercially reasonable efforts to consult with Purchaser and its representatives upon Purchaser's reasonable request concerning the Approval Order, the Sale Order, the Approval Order Recognition Order and the Sale Order Recognition Order, any other orders of the Bankruptcy Court or the Canadian Court, and the bankruptcy proceedings in connection therewith and provide Purchaser with copies of requested applications, pleadings, notices, proposed orders and other documents relating to such proceedings as soon as reasonably practicable prior to any submission thereof to the Bankruptcy Court and the Canadian Court, as applicable. Sellers further covenant and agree that, after the Closing, the terms of any reorganization plan it submits to the Bankruptcy Court or Canadian Court for confirmation or sanction shall not conflict with, supersede, abrogate, nullify or restrict the terms of this Agreement, or in any way prevent or interfere with the consummation or performance of the transactions contemplated by this Agreement, including, without limitation, any transaction contemplated by or approved pursuant to the Approval Order, the Sale Order, the Approval Order Recognition Order or the Sale Order Recognition Order.

Section 7.7	Employment.

(a)        Purchaser will offer employment to, or where required to under applicable Law, continue the employment of, all employees of the Sellers listed in Section 7.7(a) of the Seller Disclosure Schedule ("Offered Employees") and who are available to work immediately prior to and subsequent to the Closing Date (or who are on temporary leave), on terms substantially similar to those in effect for such Offered Employees immediately prior to the Closing Date; provided that Purchaser shall be under no obligation to assume, create or make payments to any defined benefit pension plans other than the Transferred Benefit Plans (except as may be required by applicable Laws, this Agreement or any Collective Bargaining Agreement). Purchaser intends that Section 7.7(a) of the Seller Disclosure Schedule shall contain substantially all of the employees of Sellers; provided that, such Section of the Seller Disclosure Schedule shall also contain all of the employees of Sellers employed in the Province of Quebec. Any such offer of employment (or confirmation of employment where required by applicable Law) shall be made in writing by Purchaser on or before the Closing Date and Sellers shall assist with the distribution of offers to Offered Employees in any manner that Purchaser shall reasonably request. All Offered Employees who accept such offer from, or continue their employment with, Purchaser are referred to herein as the "Transferred Employees" or in the case of Transferred Employees who are on temporary leave of absence, including pregnancy leave, parental leave, family medical leave, military leave, workers' compensation, temporary disability or sick leave, as soon as they are removed from such pregnancy leave, parental leave, family medical leave, military leave, workers' compensation, temporary disability or sick leave or return from leave, provided that such removal or return occurs within two years after the Closing Date or such longer period as may be required by applicable Laws. Sellers shall terminate any Transferred Employee effective as of the Closing, except for such Transferred Employees whose employment is continued by effect of applicable Law. After the Closing Date, subject to applicable Laws, the Transferred Benefit Plans or applicable Purchased Contracts, Purchaser shall have the right to dismiss any or all Transferred Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them) provided that Purchaser assumes all liabilities and obligations that could be owed to the Transferred Employees in connection with any such termination of employment or change in terms and conditions of employment including under the WARN Act or any Collective Bargaining Agreement assumed by Purchaser. Notwithstanding any of the foregoing, those Offered Employees who are covered by a Collective Bargaining Agreement which is assumed by Purchaser as described under this Section 7.7 will be governed by the terms of such assumed Collective Bargaining Agreement, subject to any modifications of benefits as referenced in this Section 7.7; provided that, and notwithstanding any of the foregoing, if any Transferred Employees were covered immediately prior to the Closing Date by a Collective Bargaining Agreement which is not assumed by Purchaser as described under this Section 7.7, Purchaser shall retain the right, at its sole discretion, to set the initial terms of employment of such Transferred Employees subject to and in accordance with applicable Laws.

(b)       To the extent permitted by applicable Law and to the extent that Sellers have any personnel to do so, from time to time following the Closing, Sellers shall make available to Purchaser such non-confidential data in personnel records of Transferred Employees as is reasonably necessary for Purchaser to transition such Transferred Employees into Purchaser's records.

(c)        Purchaser shall assume all accrued, but unused, vacation of Transferred Employees as an Assumed Liability. To the extent that service is relevant for purposes of eligibility and vesting (and, in order to calculate the amount of any vacation, sick days, severance, layoff and similar benefits) under any benefit plan of Purchaser or its Affiliates or where required to by applicable Law, Purchaser shall credit (or cause to be credited) Transferred Employees for service earned prior to the Closing with Sellers or any of their respective predecessors in addition to service earned with Purchaser on and after the Closing.

(d)       To the extent the Transferred Employees and their dependents enroll in any welfare benefit plan sponsored by Purchaser or its Affiliates, Purchaser shall use reasonable best efforts to waive, or cause such waiver of, any preexisting condition limitation applicable to such Transferred Employees to the extent that the Transferred Employee's or dependent's condition would not have operated as a preexisting condition under the applicable welfare benefit plan maintained by Sellers. In addition, Purchaser shalluse reasonable best efforts to, or cause any applicable subsidiary or Affiliate to (i) waive all waiting periods otherwise applicable to the Transferred Employees and their dependents, other than waiting periods that are in effect with respect to such individuals as of the Closing to the extent not satisfied under the corresponding benefit plans of Sellers and (ii) provide each Transferred Employee and his or her dependents with corresponding credit for any co-payments and deductibles paid by them under the corresponding Benefit Plans during the portion of the respective plan year prior to the Closing.

(e)        To the extent Sellers' 401(k) plan/tax-qualified "cash or deferred arrangement" is not a Transferred Benefit Plan, following the Closing and pursuant to Section 401(a)(31)(D) of the IRC, Purchaser shall permit its tax-qualified defined contribution plan to accept rollover contributions of "eligible rollover distributions" (within the meaning of Section 401(a)(31) of the IRC) in cash in an amount up to the full account balance distributed to a Transferred Employee from Sellers' tax-qualified defined contribution plan. For purpose of this Section_7.7(e), the term "eligible rollover distribution" shall include (i) the amount of any unpaid balance of any loan made to a Transferred Employee under

Sellers' tax-qualified defined contribution plan and (ii) the promissory note evidencing such loan. Notwithstanding anything in this Agreement to the contrary, in the event of a breach of Section_5.12(b)(ii), Purchaser shall not be required to accept eligible rollover distributions (or purported eligible rollover distributions) from any of the Sellers 401(k) plans/tax-qualified "cash or deferred arrangements," and as such, Purchaser shall not be deemed to be in breach of Section_7.7(e) hereof for failing to accept such rollover distributions.

(f)        Purchaser shall be responsible for satisfying obligations under Section 601 et seq. of ERISA and Section 4980B of the IRC, to provide continuation coverage to or with respect to any Transferred Employee (and eligible dependents) with respect to any "qualifying event" which occurs after the Closing, and for any Employee with respect to the Purchased Assets (or such spouse or dependent of any Transferred Employee) who is an "M&A qualified beneficiary," as determined pursuant to Treasury Regulation 54.4980B-9, Q&A 4 et seq. or such other applicable Laws. With respect to each such "M&A qualified beneficiary" Sellers shall: (1) provide written notice to Purchaser within ten (10) days prior to date of termination of each of Sellers' group health plans of which any such "M&A qualified beneficiary" is eligible to receive continuation coverage under Section 601 et seq. of ERISA and Section 4980B of the IRC, and (2) provide such other information related to the "M&A qualified beneficiaries" within five (5) days of a request from Purchaser to enable Purchaser to properly satisfy any notification requirements with respect to these individuals.

(g)       All provisions contained in this Agreement with respect to employee benefit plans or compensation of Transferred Employees are included for the sole benefit of the respective parties hereto. Nothing contained herein (a) shall confer upon any former, current or future employee of Sellers, Purchased Subsidiaries or Purchaser or any legal representative or beneficiary thereof any rights or remedies, including, without limitation, any right to employment or continued employment, of any nature, for any specified period, (b) shall cause the employment status of any former, present or future employee of Purchaser to be other than terminable at will or (c) shall confer any third party beneficiary rights upon any Transferred Employee or any dependent or beneficiary thereof or any heirs or assigns thereof.

(h)	[Reserved]

(i)        Any Liability or obligation that Sellers may incur with respect to severance benefits, OSHA exposure or termination of employees of Sellers occurring on or prior to the Closing Date will be an Excluded Liability, except as provided by applicable Laws or this Agreement.

(j)        Except as contemplated by Section 7.7(f) hereof and except with respect to Transferred Benefit Plans and any Assumed Liabilities, Purchaser will not be liable for any post-retirement welfare benefits required to be provided with respect to service performed for Sellers or their Affiliates or any of their Affiliates prior to the Closing Date with respect to: (i) all Transferred Employees, (ii) all employees of Sellers or their Affiliates who do not become Transferred Employees and (iii) all former employees of the Sellers or their Affiliates and, in each case, all of their eligible dependents.

(k)       Subject to agreement by each of the unions that are parties to the Collective Bargaining Agreements, and subject to the provisions of Section 7.7(l), Purchaser or its Affiliate may assume and continue in full force and effect the Collective Bargaining Agreements effective as of the Closing Date; provided, however, that no Benefit Plans, other than Transferred Benefit Plans, shall be assumed. Purchaser or its Affiliate may substitute insurance carriers or providers to administer and/or deliver the benefits to Transferred Employees who are covered by the Collective Bargaining Agreements, provided that those benefits are substantially comparable in the aggregate to those benefits that would have been required under the Collective Bargaining Agreements. Purchaser or its Affiliate continuing the

Collective Bargaining Agreements will have sole responsibility for all obligations and liabilities arising under the assumed Collective Bargaining Agreements, save and except for the Benefit Plans that Purchaser is not assuming.

(l)        Prior to the Closing Date, Sellers will use commercially reasonable efforts to obtain from each union that is a party to a Collective Bargaining Agreement the union's written acknowledgement, understanding and agreement, in form and substance reasonably acceptable to Purchaser, that if Sellers sell their assets as contemplated by this Agreement and Purchaser assumes such Collective Bargaining Agreement, such Collective Bargaining Agreement may be amended such that Purchaser or its Affiliate, at its respective election, may substitute its own benefits for the existing benefits provided under such Collective Bargaining Agreement, including providing a defined contribution plan rather than a defined benefit pension plan, if applicable; provided that those benefits are substantially comparable in the aggregate to those which exist under such Collective Bargaining Agreement as of the date hereof, except that Purchaser or its Affiliate may provide a defined contribution plan rather than a defined benefit pension plan, if applicable. With respect to any Collective Bargaining Agreement, if no such written acknowledgment or understanding is obtained, unless otherwise notified by Purchaser, such Collective Bargaining Agreement shall not be a Purchased Contract and Purchaser will retain its lawful right to set the initial terms of employment of those Transferred Employees who were covered by such Collective Bargaining Agreement immediately prior to the Closing Date.

(m)      No provision of this Section 7.7 will create any third party beneficiary or other rights in any employee or former employee (including any beneficiary, dependent or alternate payee thereof ) of Sellers or any of its Affiliates in respect of continued employment (or resumed employment) with either Purchaser or any of its Affiliates and no provision of this Section 7.7 will create any such rights to any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Benefit Plan, or any plan or arrangement which may be established by Purchaser or any of its Affiliates.

(n)       At any time and from time to time after the date hereof, Purchaser shall take, or cause to be taken, any and all actions necessary to effectuate the foregoing as set forth in this Section 7.7, including, without limitation, taking all action necessary to assume and adopt each Transferred Benefit Plan effective as of the Closing. Sellers will reasonably cooperate with Purchaser and take, or cause to be taken, all reasonable actions as the Purchaser may reasonably request in order to effectuate the foregoing.

(o)       To the extent that the Mexican Assets are purchased pursuant to the Mexican APA, the Mexican APA shall designate which employees of the Purchased Subsidiaries shall be hired by the purchaser of the Mexican Assets and which Liabilities of the Purchased Subsidiaries, including employee benefit plans, shall be assumed by the purchaser of the Mexican Assets. The Mexican APA shall also designate which Mexican Collective Bargaining Agreements, if any, shall be assumed by Purchaser in connection with the Mexican APA, and the extent of any such assumption.

Section 7.8	[Reserved].
Section 7.9	[Reserved].
Section 7.10	Mexican APA Assets.

(a)        Purchaser and Sellers shall, and Sellers shall cause the Purchased Subsidiaries to negotiate in good faith and enter into one or more separate asset purchase agreements (the "Mexican APA") with respect to the Sellers' assets, including those of the Purchased Subsidiaries, located in Mexico (the "Mexican Assets") and any reasonably required Real Estate transfer documents, pursuant to which, among other things, the Purchased Subsidiaries shall assign, to the extent permitted under Mexican law, all Consents required by the Mexican Governmental Authorities to operate the business of the Purchased Subsidiaries and assign all Contracts to which the Purchased Subsidiaries are a party (together with the Mexican APA, the "Mexican Transfer Documents") on terms and conditions reasonably satisfactory to Purchaser and Sellers. If the necessary Consents with respect to the transfer and operation of the Mexican Assets to Purchaser pursuant to the Mexican Transfer Documents cannot, in the opinion of Purchaser, be obtained or assigned, as the case may be, on or prior to the Closing Date, or the Contracts cannot, in the opinion of Purchaser, be assigned as of the Closing Date, so long as all other conditions in Article IX are satisfied or anticipated to be satisfied at the Closing, (i) Purchaser and Sellers shall negotiate in good faith a service agreement (the "Mexican Service Agreement"), effective as of the Closing Date, pursuant to which, until the Consents necessary to operate the Mexican Assets and to effectuate the transfer of the Mexican Assets to Purchaser are obtained, and the Contracts are assigned, the Purchased Subsidiaries shall provide, or cause to be provided, services to Purchaser such that Purchaser shall receive the same benefits, and be no materially worse off with respect to the Mexican Assets, as if the Mexican Assets had been transferred to Purchaser at the Closing pursuant to the Mexican Transfer Documents; and (ii) the Purchased Subsidiaries shall grant to the individuals appointed by Purchaser, the necessary powers of attorney and assistance in order to transfer and/or assign the Consents and Contracts.

(b)       Notwithstanding the foregoing, if Sellers and Purchaser agree, including without limitation, on the specific steps that must be taken to implement such transfer, instead of entering into the Mexican Transfer Documents, at the Closing Sellers shall transfer to Purchaser the Equity Securities of the Purchased Subsidiaries pursuant to this Agreement.

(c)        The amount of the Purchase Price allocated for Mexican Tax purposes to the Mexican Assets or the Equity Securities of the Purchased Subsidiaries, as the case may be, will be determined in accordance with Mexican GAAP and Mexican valuation procedures.

Section 7.11	HSR Act Filings; Reasonable Efforts; Notification.

(a)        Purchaser and each Seller shall (i) promptly make or cause to be made the filings required of such party or any of its respective Subsidiaries under the HSR Act with respect to the transactions contemplated by this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other material received by such party or any of its respective Subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Authority in respect of such filings or such transactions and (iii) cooperate with the other party in connection with any such filing, and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal or state statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade with respect to any such filing or any such transaction. Purchaser and each Seller shall promptly inform each other of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Authority regarding any such filings or any such transaction. Neither Purchaser nor any Seller shall participate in any meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving each other notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and participate.

(b)       Purchaser and each Seller shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or any state statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade with respect to the transactions contemplated hereby as promptly as possible after the execution of this Agreement.

(c)        Subject to the fiduciary duties of the boards of directors (or similar governing bodies) of the Sellers, Purchaser and each Seller agree to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the each other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable the Sale and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including other filings with Governmental Authorities, if any), (ii) the obtaining of all necessary consents, approvals or waivers from third parties and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(d)       Notwithstanding anything to the contrary in Section 7.11(a), (b) or (c) (i) neither Purchaser nor any of its Subsidiaries shall be required to divest, or cause or permit the Sellers or their respective Subsidiaries or Affiliates to divest, any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on the value, condition (financial or otherwise), prospects, business or results of operations or prospects of Purchaser and its Subsidiaries taken as a whole or of the Sellers and their respective Subsidiaries taken as a whole, or all such entities taken together, (ii) Purchaser shall not be required to waive any of the conditions to the Sale set forth in Sections 9.1 or 9.2 and (iii) if the Federal Trade Commission or the Department of Justice or any other Governmental Authority issues a "second request" for information under the HSR Act, Sellers may terminate this Agreement in accordance with Section 10.1(c).

(e)        If required pursuant to applicable provisions of the Federal Antitrust Law of Mexico (Ley Federal de Competencia Económica) and its Regulations, a notice of this Agreement and of the Mexican APA shall be filed with the Mexican Federal Antitrust Commission (Comisión Federal de Competencia Económica) prior to the Closing.

Section 7.12     Termination of Tax Sharing Agreements. Any Tax sharing agreement, contract or similar arrangement, including any Seller, Purchased Joint Venture or Purchased Subsidiary, on one hand, and any other Seller, Purchased Joint Venture, Purchased Subsidiary or other Person, on the other hand, shall be terminated as of the Closing Date and shall have no further effect with respect to any taxable year.

Section 7.13     Use of Name. Each Seller agrees, and agrees to cause each of its Affiliates, as of, and after, the Closing, to (i) amend their respective certificates of incorporation or other appropriate documents which are required to change their respective corporate name to a new name that is, in Purchaser's judgment, sufficiently dissimilar to their respective present name so as to avoid confusion and make their respect present name available to Purchaser and (ii) not use the name "Foamex" or any name confusingly similar thereto for any purpose, provided, however, that Purchaser hereby grants Sellers, effective as of the Closing, a royalty-free, non-exclusive, non-assignable authorization to use the term "Foamex" in connection with the Bankruptcy Case, the Canadian Proceedings or in any other legal case or proceeding in which any Seller is a party and for the purpose of winding up the Sellers and their estates until such time as the Sellers are wound up and dissolved. The term of such authorization shall be a period one (1) year from the Closing Date, provided that with the consent of Purchaser (not to be unreasonably withheld or delayed) such term shall be extended for one (1) additional year.

SECTION 7.14     LETTERS OF CREDIT. At the Closing, Purchaser shall either replace the Letters of Credit with new letters of credit or provide to the issuer of such Letters of Credit such credit support as may be required pursuant to the terms of the DIP Credit Agreement and/or related agreements and documents or as may otherwise be agreed by Purchaser and such issuer (“Credit Support”). If all Letters of Credit are so replaced, the Letters of Credit Amount shall be zero. At the Closing, Sellers shall apply the Letters of Credit Amount that is paid by Purchaser to Sellers as part of the Estimated Cash Purchase Price as directed by Purchaser to provide credit support for any Letters of Credit that are not so replaced and for which Credit Support is require.

ARTICLE VIII

TAX MATTERS

Section 8.1       Transaction Taxes. Any sales, use, value added, goods and services, gross receipts, stamp, duty, stamp duty, transfer, documentary, registration, business and occupation and other similar Taxes imposed by any Governmental Authority with respect to the transactions contemplated by this Agreement ("Transaction Taxes") that are not eliminated through the application of section 1146(a) of the Bankruptcy Code shall be paid by Purchaser and Purchaser shall file any Tax Return that must be filed in connection with any Transaction Taxes, where applicable. Purchaser shall be responsible for (i) administering the payment of such Transaction Taxes; and (ii) defending or pursuing any proceedings related thereto.

Section 8.2       Tax Characterization. In accordance with IRS Revenue Ruling 99-6, I.R.B. 1999-6, the Purchaser and Sellers agree to report the purchase and sale of all of the outstanding equity of any Purchased Joint Venture as a sale by the selling members or partners of each Purchased Joint Ventures' Equity Securities and an acquisition by the Purchaser of the assets of each Purchased Joint Venture, subject to solely the Liabilities assumed in Section 2.3 of this Agreement, in exchange for a portion of the Final Purchase Price. The allocation of the Final Purchase Price in respect to the assets of each Purchased Joint Venture will be in accordance with Section 3.5 of this Agreement.

Section 8.3       Purchased Joint Ventures and Purchased Subsidiaries Taxes and Tax Returns. Sellers shall prepare or cause to be prepared and timely file all Tax Returns of any Purchased Subsidiary that are due (taking into account timely extensions) on or before the Closing Date. Purchaser shall prepare or cause to be prepared all Tax Returns for the Purchased Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The taxable year of any Purchased Subsidiary that includes the Closing Date shall be treated as closing on (and including) the Closing Date for Income Tax purposes or, if not permitted for Income Tax purposes, for purposes of this Agreement. The Taxes attributable to the pre-Closing period shall include (i) all Income Taxes that would be payable by Purchased Joint Ventures or Purchased Subsidiaries for pre-Closing periods determined as if the entities' taxable period or year ended on (and included) the Closing Date; and (ii) the portion of the Taxes other than Income Taxes of any Purchased Subsidiary and Purchased Joint Venture for a pre-Closing period including any Pre-Closing Straddle Period Taxes.

Section 8.4       Straddle Period Returns. Any Straddle Period Tax Return with respect to any Purchased Asset shall be prepared and filed by Purchaser. The Taxes attributable to the pre-Closing period shall include the Pre-Closing Straddle Period Taxes on such Tax Returns.

Section 8.5       Cooperation on Tax Returns and Tax Proceedings. Purchaser and Sellers shall cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes (each a "Tax Proceeding") imposed on or with respect to the Purchased Assets, any Purchased Joint Venture or any Purchased Subsidiary. Such cooperation shall include the retention and (upon the other party's request)

the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers' obligations under this Section 8.5 shall terminate on the date that is ninety (90) days after the Closing Date.

ARTICLE IX

CONDITIONS

Section 9.1       Conditions to Each Party's Obligations. The respective obligations of Purchaser and Sellers to consummate the Sale shall be subject to the satisfaction at or prior to the Closing of each of the following conditions unless waived, to the extent permitted by applicable Law, by both Sellers and Purchaser in writing:

(a)        No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority preventing consummation of the Sale shall be in effect. No Law shall be in effect which prohibits the transactions contemplated by the Sale.

(b)       Continuing Effectiveness. This Agreement shall continue to remain in full force and effect.

(c)        Closing Escrow Agreement. The Closing Escrow Agreement shall be fully and duly executed by Purchaser, each Seller and the Escrow Agent.

(d)       Final Order. The Bankruptcy Court shall have entered the Approval Order and the Sale Order, and each shall be a Final Order and reasonably satisfactory to Purchaser and Sellers.

(e)        Recognition Orders. The Canadian Court shall have entered the Approval Order Recognition Order and the Sale Order Recognition Order, the Approval Order Recognition Order shall be a Final Order and each of the Approval Order Recognition Order and the Sale Order Recognition Order shall be reasonably satisfactory to Purchaser and Sellers.

(f)        Consents. Sellers and Purchaser shall have received all Consents set forth in Section  9.1(f) of the Seller Disclosure Schedule.

Section 9.2       Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the Sale shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions unless waived in writing, in whole or in part, by Purchaser:

(a)        Representations and Warranties of Sellers. The representations and warranties of Sellers set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); provided that in the case of each of the representations and warranties set forth in Section 5.8(c), the second sentence of Section 5.8(e), Section 5.8(h) and the first sentence of Section 5.16, without giving effect to any "materiality", "Material Adverse Effect" or similar qualifiers set forth in such representations and warranties, except where the failure to be so true and correct, individually or in the aggregate, has not had a Material Adverse Effect.

(b)       Performance of Obligations. Each of Sellers shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)        Mexican Transfer Documents; Mexican Services Agreement. Sellers shall have caused the Purchased Subsidiaries to execute and deliver to Purchaser the Mexican Transfer Documents and/or the Mexican Services Agreement, as applicable in accordance with Section 7.10(a); or if agreed to by Sellers and Purchaser in accordance with Section 7.10(b), no such documents shall be required and instead, the Equity Securities of the Purchased Subsidiaries shall have been delivered to Purchaser at the Closing.

(d)       Employees. Each employee set forth in Section 9.2(d) of the Seller Disclosure Schedule shall have agreed in writing to be employed by Purchaser, effective as of the Closing, on terms and conditions substantially similar to the terms and conditions of such employee's employment by Sellers immediately prior to the date of this Agreement and no such employee shall have notified Sellers or Purchaser of such employee's intention to leave the employment of Purchaser after the Closing.

(e)        Deliverables. Purchaser shall have been furnished with the documents set forth in Section_4.2(a).

(f)        Consents. Purchaser shall have received all Consents set forth in Section 9.2(f) of the Seller Disclosure Schedule.

(g)       Accounts Receivable. Eligible Accounts (as defined in the DIP Loan Agreement) shall equal at least $50 million as of the Closing Date.

(h)       Contracts. The Contracts set forth in Section 9.2(h) of the Seller Disclosure Schedule shall have been executed.

Section 9.3       Conditions to the Obligations of Sellers. The obligation of Sellers to consummate the Sale shall be subject to the satisfaction at or prior to the Closing of each of the following conditions unless waived in writing, in whole or in part, by Sellers:

(a)        Representations and Warranties of Purchaser. The representations and warranties of Purchaser set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

(b)       Performance of Obligations. Purchaser shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)        Deliverables. The Sellers shall have been furnished with the documents set forth in Section_4.2(b).

ARTICLE X

TERMINATION PROCEDURES

Section 10.1     Termination. This Agreement may be terminated and the Sale contemplated in this Agreement may be abandoned at any time prior to the Closing Date, notwithstanding the fact that any requisite authorization and approval of the Sale shall have been received, as follows:

(a)       by the mutual written consent of Purchaser and Sellers;

(b)       by Purchaser or Sellers, if the Closing has not occurred by the Termination Date; provided, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose breach of this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur by such date;

(c)        by Purchaser or Sellers, if there shall be any Law that makes consummation of the Sale illegal or otherwise prohibited or if any Governmental Authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Sale and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any party whose breach of this Agreement shall have been the cause of, or shall have resulted in the Law, order, decree, ruling or other action that restrains, enjoins or prohibits the consummation of the Sale;

(d)       by Purchaser or Sellers upon the earlier to occur of (i) Sellers enter into a Alternative Transaction or Restructuring Transaction and (ii) the Bankruptcy Court approves Sellers' entry into or pursuit of an Alternative Transaction or Restructuring Transaction; provided that Sellers shall have the right to terminate this Agreement pursuant to this Section 10.1(d) only if they have complied in all material respects with the requirements of Section 7.6(c) hereof; provided further that, notwithstanding anything to the contrary set forth in this Agreement, including without limitation Section 10.1(b), if Purchaser is the Alternate Bidder (as defined in the Bidding Procedures) Purchaser cannot terminate this Agreement, pursuant to this Section 10.1(d) or 10.1(b) or otherwise, until the Alternate Bid Expiration Date (as defined in the Bidding Procedures).

(e)        by (i) Purchaser, if any Seller has materially breached any of its material obligations under this Agreement, and such breach cannot be or has not been cured within fifteen (15) Business Days after the giving of written notice thereof to Sellers; or (ii) Sellers, if Purchaser has materially breached any of its material obligations under this Agreement, and such breach cannot be or has not been cured within fifteen (15) Business Days after the giving of written notice thereof to Purchaser; provided, that the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to any party who at such time is in material breach of any of its material obligations hereunder;

(f)        by Purchaser, if the Bankruptcy Cases are converted to cases under chapter 7 of the Bankruptcy Code, a trustee or examiner with expanded powers is appointed pursuant to the Bankruptcy Code or the Bankruptcy Court enters an order pursuant to section 362 of the Bankruptcy Code lifting the automatic stay with respect to any material portion of the Purchased Assets or Canadian Proceedings are converted into liquidation proceedings under the Bankruptcy and Insolvency Act (Canada) ("BIA"), a trustee in bankruptcy is appointed over Foamex Canada pursuant to the BIA or a receiver, interim receiver or receiver and manager or any similar official is appointed in respect of Foamex Canada or any of its business or assets;

(a)

(g)       by Purchaser, if the Approval Order has not been entered by the Bankruptcy Court within thirty (30) days after the date hereof or the Approval Order Recognition Order has not been entered by the Canadian Court within thirty seven (37) days after the date hereof;

(h)       by Purchaser, if the Sale Order has not been entered by the Bankruptcy Court within sixty-five (65) days of the date hereof or the Sale Order Recognition Order has not been entered by the Canadian Court within seventy (70) days after the date hereof;

(i)        by Purchaser, if the Approval Order (including the Bidding Procedures and Bidding Incentives) or the Sale Order is modified in any respect without the consent of Purchaser; provided, however, Purchaser shall exercise its reasonable discretion; provided that no such modification shall be adverse to Purchaser; or

(j)        by Purchaser, if the Approval Order Recognition Order or the Sale Order Recognition Order are not made in the Canadian Proceedings or such orders are made in modified form without the consent of Purchaser; provided, however, Purchaser shall exercise its reasonable discretion; provided that no such modification shall be adverse to Purchaser.

In the event of termination of this Agreement as permitted by Section 10.1, this Agreement shall become void and of no further force and effect, except for the provisions of Section 3.1 (relating to the Deposit), Section 10.2 (relating to Fees and Expenses) and Article XII, which shall remain in full force and effect, and nothing in this Agreement shall be deemed to release or relieve any party from any Liability for any fraud or willful breach by such party of the terms and provisions of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, except in the event of fraud or willful breach by the Sellers, (i) the Sellers' aggregate Liability for money damages in the event that the Closing has not occurred or does not occur for any reason whatsoever, without regard to whether Purchaser elects to terminate this Agreement pursuant to this Section 10.1, shall be limited to the Break-Up Fee and the Reimbursable Expenses if and to the extent payable in accordance with Section 10.2 and (ii) the Break-Up Fee and/or the Reimbursable Expenses, if and to the extent payable in accordance with Section 10.2, shall be the sole and exclusive remedy of Purchaser, whether at Law or in equity, in the event that Closing has not occurred or does not occur for any reason whatsoever, without regard to whether Purchaser elects to terminate this Agreement pursuant to this Section 10.1.

Section 10.2	Fees and Expenses.

(a)        In the event that this Agreement is terminated pursuant to (i) Section 10.1(b), other than in the circumstance set forth in Section_10.2(c) in which the Deposit Amount is payable to Sellers, or (ii) Section 10.1(c), (e)(i), (f), (g), (h), (i) or (j), Sellers shall pay to Purchaser the Reimbursable Expenses within five (5) Business Days after the delivery by Purchaser to Sellers of notice of demand for payment setting forth a reasonable description of the Reimbursable Expenses; provided that any amounts previously paid by Sellers to Purchaser pursuant to this Section 10.2(a) shall be credited against the amounts under this Section 10.2(a).

(b)        The Bidding Incentives shall be payable to Purchaser as follows:

(i)        if either Purchaser or Sellers terminate this Agreement pursuant to Section  10.1(d); or

(ii)       if Purchaser terminates this Agreement pursuant to Section 10.1(b), (c), (e)(i), (f), (g), (h), (i) or (j); provided that (1) at the time of any such termination, any Alternative Transaction or Restructuring Transaction, as applicable, has been proposed in writing or announced, (2) the value offered to Sellers in such Alternative Transaction or Restructuring Transaction is at least as great as the value under this Agreement after providing for the payment of the Bidding Incentives hereunder and (3) such Alternative Transaction or Restructuring Transaction is consummated on or prior to three (3) months following the date of termination of this Agreement.

Upon the occurrence of the events set forth in the foregoing clauses (i) or (ii), as applicable, the Bidding Incentives shall be payable to Purchaser (less any amounts previously paid by Sellers to Purchaser pursuant to Section_10.2(a)), provided that such Bidding Incentives shall be paid to Purchaser upon the consummation of such Alternative Transaction or Restructuring Transaction, as applicable.

Any obligation to pay the Break-Up Fee and/or Reimbursable Expenses hereunder shall be absolute and unconditional; such payment shall constitute an administrative expense of Sellers' estates under sections 503(b)(1)(A) and 507(a)(2) of the Bankruptcy Code and shall be payable as specified herein, and not subject to any defense, claim, counterclaim, offset, recoupment, or reduction of any kind whatsoever. Sellers and Purchaser agree that the Bidding Incentives were a material inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby and shall be payable as specified herein and not subject to any defense, claim, counterclaim, offset, recoupment, or reduction of any kind whatsoever.

(c)        In the event (i) Sellers terminate this Agreement pursuant to Section 10.1(e)(ii) or (ii) Purchaser or Sellers terminate this Agreement pursuant to Section 10.1(b) and, as of the date of such termination pursuant to Section 10.1(b) all of the conditions set forth in Section 9.1 and 9.2 have been satisfied and continue to be satisfied (other than those conditions that by their nature are to be satisfied at the Closing), then the Deposit Amount shall be payable to Sellers. Sellers agree (i) that Purchaser's aggregate Liability for money damages in such circumstances shall be limited to the Deposit Amount and (ii) the Deposit Amount constitutes the sole and exclusive remedy of Sellers, whether at Law or in equity, in the event that this Agreement is terminated under such circumstances, except in the event of Purchaser's fraud or willful breach. Sellers and Purchaser agree that the Deposit Amount was a material inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereby and shall be payable as specified herein and not subject to any defense, claim, counterclaim, offset, recoupment, or reduction of any kind whatsoever.

(d)       Except as set forth above in this Section 10.2, all fees and expenses incurred in connection with this Agreement and the other Transaction Documents shall be paid by the party incurring such expenses, whether or not the Sale is consummated.

(e)        This Section 10.2, and the rights and obligations created hereunder, shall survive termination of this Agreement.

ARTICLE XI

NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND CERTAIN COVENANTS

Section 11.1     No Survival of Representations and Warranties and Certain Covenants. None of the representations and warranties of Sellers or Purchaser contained in Articles V and VI hereof, respectively, including the Seller Disclosure Schedule or any certificate or instrument delivered in connection herewith at or prior to the Closing, and none of the covenants contained in Article VII to be performed on or prior to the Closing shall survive the Closing other than Section 7.7. The Confidentiality Agreement and the parties' respective covenants and agreements set forth herein that by their specific terms contemplate performance after Closing shall survive the Closing indefinitely unless otherwise set forth herein.

ARTICLE XII

MISCELLANEOUS

Section 12.1     Governing Law. This Agreement shall be governed by, and construed in accordance with, the Bankruptcy Code and, to the extent not inconsistent with the Bankruptcy Code, the laws of the State of New York without giving effect to conflicts of law principles thereof.

Section 12.2     Jurisdiction; Forum; Service of Process; Waiver of Jury. With respect to any Action arising out of or relating to this Agreement, each of Sellers and Purchaser hereby irrevocably:

(a)        consents to the exclusive jurisdiction of the Bankruptcy Court, as the sole judicial forum for the adjudication of any matters arising under or in connection with the Agreement. After Sellers are no longer subject to the jurisdiction of the Bankruptcy Court, each of Sellers and Purchaser irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in Manhattan, ("Selected Courts") for any Action arising out of or relating to this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby (and agrees not to commence any Action relating hereto or thereto except in such courts) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise;

(b)       consents to service of process in any Action by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to Sellers or Purchaser at their respective addresses referred to in Section 12.5 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law, and

(c)        WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

Section 12.3     Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of law and permitted assigns of the parties hereto. No assignment of this Agreement may be made by any party at any time, whether or not by operation of law, without the other party's prior written consent; provided, however, that Purchaser may, without the consent of the other parties hereto, assign any of its rights, interests and obligations under this Agreement to one or more Affiliate(s) of Purchaser, which assignment, in either case, will not relieve Purchaser of any obligations hereunder. Except as specifically provided for herein, only the parties to this Agreement or their permitted assigns shall have rights under this Agreement.

Section 12.4     Entire Agreement; Amendment. This Agreement, the Confidentiality Agreement and the other Transaction Documents constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and supersede all prior agreements relating to the subject matter hereof. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, modified, supplemented, waived, discharged or terminated other than by a written instrument signed by Sellers and Purchaser expressly stating that such instrument is intended to amend, modify, supplement, waive, discharge or terminate this Agreement or such term hereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

Section 12.5     Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy (with receipt confirmed), nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other party:

(a)	if to Sellers or Seller, to:

Foamex International Inc.

Rose Tree Corporate Center II

1400 N. Providence Road, Suite 2000

Media, Pennsylvania 19063

Attention: Andrew Prusky

Facsimile No.:	(610) 744-2118

Telephone No.: (610) 744-2300

with a copy to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attention: Ira Dizengoff

Stephen Kuhn

Facsimile No.:	(212) 872-1000

Telephone No.: (212) 872-1002

(b)	if to Purchaser, to:

MP Foam DIP LLC

c/o MatlinPatterson Global Advisers LLC

520 Madison Avenue, 35th Floor

New York, NY 10022

Attention: Lawrence M. Teitelbaum

Facsimile No.: (212) 651-4010

Telephone No.: (212) 651-9500

with a copy to:

Bracewell & Giuliani LLP

1177 Avenue of the Americas

New York, New York 10036

Attention: Robb L. Tretter

Jennifer Feldsher

Facsimile No.:	(212) 508-6101

Telephone No.: (212) 508-6100

All such notices, requests, consents and other communications shall be deemed to have been given or made if and when delivered personally or by overnight courier to the parties at the above addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified above (or at such other address or telecopy number for a party as shall be specified by like notice).

Section 12.6     Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to Sellers or Purchaser upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of Sellers or Purchaser nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of Sellers or Purchaser of any breach or default under this Agreement, or any waiver on the part of any such party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law, in equity, or otherwise afforded to Sellers or Purchaser shall be cumulative and not alternative.

Section 12.7     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 12.8     Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provisions; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party. Any provision held invalid or unenforceable only in part or degree will remain in full force to the extent not held invalid or unenforceable.

Section 12.9     Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 12.10   No Public Announcement. Absent the prior written consent of the other party, such consent not to be unreasonably withheld, delayed or conditioned, neither Sellers nor Purchaser shall make any press release, public announcement or securities filing with any Governmental Authority concerning the transactions contemplated by the Transaction Documents, except as and to the extent that any such party shall be obligated to make any such disclosure by this Agreement or by applicable Law, and then only after giving the other party hereto adequate time to review such disclosure and consider in good faith the comments of the other party hereto and consultation as to such comments with such party as to the content of such disclosure. Notwithstanding anything to the contrary herein or in the Confidentiality Agreement, the parties hereto and each of their respective employees, representatives or other agents, are permitted to disclose to any and all Persons, without limitations of any kind, the tax treatment and tax structure of the transactions and all materials of any kind (including opinions or other tax analyses) that are or have been provided to such parties related to such tax treatment and tax structure; provided, however, that the foregoing permission to disclose the tax treatment and tax structure does not permit the disclosure of any information that is not relevant to understanding the tax treatment or tax structure of the transactions (including the identity of any party and the amounts paid in connection with the transactions); provided, further, however, that the tax treatment and tax structure shall be kept confidential to the extent necessary to comply with federal or state securities laws.

Section 12.11	Interpretation.

(a)        When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof ", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neutral genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or any waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein unless expressly stated to refer to such as at a particular date, in which case such reference shall be to such agreement, instrument or statute as at that particular date. References to a Person are also to its permitted successors and assigns.

(b)       The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(c)        In the event of any inconsistency between the provisions of this Agreement and the terms of the Approval Order or the Sale Order, this Agreement shall control.

Section 12.12   Action by Sellers. Foamex Inc. shall be entitled to act on behalf of each Seller for any action required or permitted to be taken by any Seller under this Agreement.

Section 12.13   Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed as of the date first above written.

SELLERS:

Foamex International Inc.

By:	/s/ John G. Johnson, Jr.
Name	John G. Johnson, Jr.
Title:	President and Chief Executive Officer

Foamex L.P.

By:	/s/ John G. Johnson, Jr.
Name	John G. Johnson, Jr.
Title:	President and Chief Executive Officer

FMXI, LLC

By:	/s/ John G. Johnson, Jr.
Name	John G. Johnson, Jr.
Title:	President and Chief Executive Officer

Foamex Latin America, Inc.

By:	/s/ John G. Johnson, Jr.
Name	John G. Johnson, Jr.
Title:	President and Chief Executive Officer

Foamex Asia, Inc.

By:	/s/ John G. Johnson, Jr.
Name	John G. Johnson, Jr.
Title:	President and Chief Executive Officer

Foamex Carpet Cushion LLC

By:	/s/ John G. Johnson, Jr.
Name	John G. Johnson, Jr.
Title:	President and Chief Executive Officer

Foamex Mexico, Inc.

By:	/s/ John G. Johnson, Jr.
Name	John G. Johnson, Jr.
Title:	President and Chief Executive Officer

Foamex Canada Inc.

By:	/s/ John G. Johnson, Jr.
Name	John G. Johnson, Jr.

Title:    President and Chief Executive Officer

Signsature Pages to Foamex APA

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed as of the date first above written.

PURCHASER:

MP Foam DIP LLC

By:

Name:

Title:

Signature Pages to Foamex APA

EXHIBIT A

FORM OF APPROVAL ORDER

EXHIBIT B

FORM OF BIDDING PROCEDURES

EXHIBIT C

FORM OF SALE ORDER

EXHIBIT D

FORM OF DEPOSIT ESCROW AGREEMENT

EXHIBIT E

FORM OF CLOSING ESCROW AGREEMENT

EXHIBIT F

FORM OF DIP CLAIM ASSIGNMENT AGREEMENT